Filed Pursuant to Rule 424(b)(5)
Registration No. 333-212916

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
5.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E	14,000,000	$25.00	$350,000,000.00	$42,420.00

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus supplement
(To prospectus dated August 4, 2016)

$350,000,000

Synovus Financial Corp.

Fixed-Rate Reset Non-Cumulative
Perpetual Preferred Stock, Series E

We are offering 14,000,000 shares of Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, no par value, with a liquidation preference of $25 per share (the “Preferred Stock”).

Investing in the Preferred Stock involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement to read about some of the factors that you should consider before buying the Preferred Stock.

We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of our board. From the date of issuance to, but excluding, July 1, 2024, we will pay dividends, when, as, and if declared by our board or such committee at a fixed rate of 5.875% per annum, payable quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year beginning on October 1, 2019, and ending on July 1, 2024. From and including July 1, 2024, for each reset period, we will pay dividends, when, as, and if declared by our board or such committee at a rate equal to the five-year U.S. Treasury Rate as of the most recent reset dividend determination date (as described elsewhere in this prospectus supplement) plus 4.127% per annum, payable quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year, beginning on July 1, 2024.

Dividends on the Preferred Stock will not be cumulative. If our board of directors or a duly authorized committee of the board does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee of our board declares a dividend on the Preferred Stock for any future dividend period.

We may redeem the Preferred Stock at our option, (i) in whole or in part, from time to time, on July 1, 2024 or any subsequent reset date (as described elsewhere in this prospectus supplement), or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), in each case, at a redemption price equal to $25 per share, plus any declared and unpaid dividends.

The Preferred Stock will rank senior to our common stock and equally with our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, no par value, with a liquidation preference of $25 per share (the “Series D Preferred Stock”), and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Preferred Stock and all other parity stock, voting separately), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up.

The Preferred Stock is a new issue of securities with no established trading market. We intend to file an application to list the Preferred Stock on the New York Stock Exchange (the “NYSE”) under the symbol “SNVPrE.” If the application is approved, we expect trading of the Preferred Stock on the NYSE to begin within the 30-day period after the initial delivery of the Preferred Stock.

The Preferred Stock will not have any voting rights, except as set forth under “Description of Preferred Stock—Voting Rights” on page S-20.

	Per share	Total
Public offering price(1)	$25.0000	$350,000,000
Underwriting discounts and commissions(2)	$0.5698	$7,977,500
Proceeds, before expenses, to us	$24.4302	$342,022,500
(1)	Does not include accrued dividends, if any, that may be declared. Dividends in respect of the first scheduled dividend payment date, if declared, will accrue from the date of original issuance, which is expected to be July 1, 2019.
(2)	The underwriting discount is calculated using an average weighted sum of $0.7875 per share of Preferred Stock for sales to retail investors (3,400,000 shares) and $0.5000 per share of Preferred Stock for sales to institutional investors (10,600,000 shares).

None of the Securities and Exchange Commission, any state securities commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation (“FDIC”), or any other regulatory body has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Preferred Stock is not a savings account, deposit or other obligation of any of our bank or nonbank subsidiaries. The Preferred Stock is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriters expect to deliver the Preferred Stock to purchasers in book-entry form through the facilities of The Depository Trust Company on or about July 1, 2019.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

Co-Managers

Sandler O’Neill + Partners, L.P.	Synovus Securities, Inc.

The date of this prospectus supplement is June 24, 2019.

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, the Preferred Stock and certain other matters relating to us and our financial condition, and it adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated August 4, 2016, which provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading “Where You Can Find More Information” before investing in the Preferred Stock.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Synovus,” “we,” “us,” “our” or similar references mean Synovus Financial Corp. together with its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into those documents is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared.

Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities offered hereby and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. In addition, we maintain a website at www.synovus.com where you can find additional information about us. All websites provided in this prospectus supplement or in the accompanying prospectus are for informational purposes only and are not intended to be hyperlinks. In addition, the information on our website, or any other website described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus supplement or the accompanying prospectus or other offering materials.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus supplement. The following documents filed with the SEC are incorporated by reference (other than, in each case, documents or information deemed, under SEC rules or otherwise, to have been “furnished” and not “filed” with the SEC):

•	our annual report on Form 10-K for the year ended December 31, 2018 (which we refer to as our “2018 10-K”);
•	those portions of our definitive proxy statement on Schedule 14A filed on March 12, 2019 in connection with our 2019 annual meeting of shareholders that are incorporated by reference into our 2018 10-K;
•	our quarterly report on Form 10-Q for the quarter ended March 31, 2019; and
•	our current reports on Form 8-K filed on January 2, 2019, February 1, 2019, February 7, 2019, February 12, 2019, April 30, 2019, June 3, 2019, June 17, 2019 and June 24, 2019.

All future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the Preferred Stock offering are incorporated by reference into this prospectus supplement (other than documents or information in such future filings deemed, under SEC rules or otherwise, to have been “furnished” and not “filed” with the SEC). Information filed with the SEC after the date of this prospectus supplement will automatically update and supersede information contained in or previously incorporated by reference into this prospectus supplement.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address or telephone number.

Director of Investor Relations
Synovus Financial Corp.
1111 Bay Avenue, Suite 501
Columbus, Georgia 31901
(706) 641-6462

We also have filed a registration statement (No. 333-212916) with the SEC relating to the Preferred Stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of that registration statement. You may obtain from the SEC a copy of the registration statement and the related exhibits that we filed with the SEC. The registration statement may contain additional information that may be important to you.

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FORWARD-LOOKING STATEMENTS

Certain statements made or incorporated by reference in this prospectus supplement and the accompanying prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance and involve known and unknown risks, many of which are beyond our control and which may cause our actual results, performance or achievements or the financial services industry or economy generally, to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through our use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “predicts,” “could,” “should,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for our future business and financial performance and/or the performance of the financial services industry and economy in general. Forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this document. Many of these factors are beyond our ability to control or predict. These factors include, but are not limited to:

(1)	the risk that competition in the financial services industry may adversely affect our future earnings and growth;
(2)	the risk that we may not realize the expected benefits from our efficiency and growth initiatives, which could negatively impact our future profitability;
(3)	that we may fail to realize all of the anticipated benefits of the recent merger with FCB Financial Holdings, Inc. (“FCB”), or those benefits may take longer to realize than expected, and that we may encounter significant difficulties in integrating FCB;
(4)	the risk that our current and future information technology system enhancements and operational initiatives may not be successfully implemented, which could negatively impact our operations;
(5)	the risk that our enterprise risk management framework, our compliance program, or our corporate governance and supervisory oversight functions may not identify or address risks adequately, which may result in unexpected losses;
(6)	the risk that our asset quality may deteriorate, our allowance for loan losses may prove to be inadequate or may be negatively affected by credit risk exposures, and the risk that we may be unable to obtain full payment in respect of any trade or other receivables;
(7)	the risk that any future economic downturn could have a material adverse effect on our capital, financial condition, results of operations and future growth;
(8)	our ability to attract and retain key employees;
(9)	the risk that we may be required to make substantial expenditures to keep pace with regulatory initiatives and the rapid technological changes in the financial services market;
(10)	risks related to our business relationships with, and reliance upon, third parties that have strategic partnerships with us or that provide key components of our business infrastructure, including the costs of services and products provided to us by third parties, and risks related to disruptions in service or financial difficulties with a third-party vendor or business relationship;
(11)	risks related to the ability of our operational framework to manage risks associated with our business such as credit risk, compliance risk, reputational risk, and operational risk, including third-party vendors and other service providers;
(12)	our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “ransomware,” “hacking” and identity theft, a failure of which could disrupt our

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business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage of our systems, increased costs, significant losses, or adverse effects to our reputation;

(13)	the risk related to our implementation of new lines of business or new products and services;
(14)	changes in the interest rate environment, including changes to the federal funds rate, and competition in our primary market area may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income;
(15)	the impact of recent and proposed changes in governmental policy, laws and regulations, including proposed and recently enacted changes in the regulation and taxation of banks and financial institutions, or the interpretation or application thereof and the uncertainty of future implementation and enforcement of these regulations;
(16)	the risk that we may be exposed to potential losses in the event of fraud and/or theft, or in the event that a third-party vendor, obligor or business partner fails to pay amounts due to us under that relationship or under any arrangement that we enter into with them;
(17)	the risk that we may not be able to identify suitable bank and non-bank acquisition opportunities as part of our growth strategy and even if we are able to identify attractive acquisition opportunities, we may not be able to complete such transactions on favorable terms or realize the anticipated benefits from such transactions;
(18)	the impact on our financial results, reputation, and business if we are unable to comply with all applicable federal and state regulations or other supervisory actions or directives and any necessary capital initiatives;
(19)	changes in the cost and availability of funding due to changes in the deposit market and credit market;
(20)	the risks that if economic conditions worsen or regulatory capital rules are modified, we may be required to undertake initiatives to improve our capital position;
(21)	restrictions or limitations on access to funds from historical and alternative sources of liquidity could adversely affect our overall liquidity, which could restrict our ability to make payments on our obligations or to pay dividends on our Preferred Stock and our ability to support asset growth and sustain our operations and the operations of Synovus Bank;
(22)	the risk that we could realize losses if we sell non-performing assets and the proceeds we receive are lower than the carrying value of such assets or that changes in applicable regulation could require us to carry larger loan loss reserves;
(23)	our ability to receive dividends from our subsidiaries could affect our liquidity, including our ability to pay dividends or take other capital actions;
(24)	risks related to regulatory approval to take certain actions, including any dividends on our common stock or any outstanding series of our preferred stock, any repurchases of common stock, redemptions of any series of our preferred stock or any other issuance or redemption of any other regulatory capital instruments, as well as any applications in respect of expansionary initiatives;
(25)	risks related to the continued use, availability and reliability of LIBOR, U.S. Treasury Rates and other “benchmark” rates;
(26)	the risk that federal tax reform could have an adverse impact on our business or our customers, including with respect to demand and pricing for our loan products;
(27)	the costs and effects of litigation, investigations, inquiries or similar matters, or adverse facts and developments related thereto;
(28)	risks related to the fluctuation in our stock price;
(29)	the effects of any damages to our reputation resulting from developments related to any of the items identified above; and

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(30)	other factors and other information contained in this prospectus supplement and the accompanying prospectus and in other reports and filings that we make with the SEC under the Exchange Act, including, without limitation, those found in “Part I—Item 1A. Risk Factors” of our 2018 10-K.

For a discussion of these and other risks that may cause actual results to differ from expectations, refer to “Risk Factors” beginning on page S-11 of this prospectus supplement and “Part I—Item 1A. Risk Factors” and other information contained in our 2018 10-K and our other periodic filings, including our quarterly reports on Form 10-Q and current reports on Form 8-K, that we file from time to time with the SEC. All written or oral forward-looking statements that are made by or are attributable to us are expressly qualified by this cautionary notice. You should not place undue reliance on any forward-looking statements since those statements speak only as of the date on which the statements are made. We undertake no obligation to update any forward-looking information and statements, whether written or oral, to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of new information or unanticipated events, except as may otherwise be required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

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SUMMARY

This summary does not contain all of the information that may be important to you in making an investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the Preferred Stock. You should pay special attention to the information contained under the caption entitled “Risk Factors” in this prospectus supplement and “Risk Factors” in our 2018 10-K to determine whether an investment in the Preferred Stock is appropriate for you.

Synovus Financial Corp.

Our Business

Synovus Financial Corp. is a financial services company and a registered bank holding company headquartered in Columbus, Georgia. Through our wholly-owned subsidiary, Synovus Bank, a Georgia state-chartered bank that is a member of the Federal Reserve System, we provide commercial and retail banking in addition to a full suite of specialized products and services, including private banking, treasury management, wealth management, premium finance and international banking. We also provide mortgage services, financial planning, and investment advisory services through our wholly-owned subsidiaries, Synovus Mortgage, Synovus Trust, and Synovus Securities, as well as our GLOBALT and Creative Financial Group divisions.

Synovus Bank is positioned in some of the highest growth markets in the Southeast, with 297 branches in Alabama, Florida, Georgia, South Carolina, and Tennessee. We were incorporated under the laws of the State of Georgia in 1972. Our principal executive offices are located at 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901 and our telephone number at that address is (706) 649-2311. Our common stock is traded on the New York Stock Exchange under the symbol “SNV.”

Recent Developments

Acquisition of FCB Holdings, Inc.

On January 1, 2019, we completed our previously announced acquisition of all of the outstanding stock of FCB. Prior to our acquisition of FCB, FCB was the largest community bank in Florida and operated 50 full service banking centers through its wholly-owned banking subsidiary, Florida Community Bank. We acquired FCB in a reverse triangular merger, with each outstanding share of FCB Class A common stock, par value $0.001 per share, being converted into the right to receive, without interest, 1.055 shares of our common stock, par value $1.00 per share.

Share Repurchase Program

On June 17, 2019, we announced that our board of directors has increased our prior $400 million share repurchase authorization to $725 million during 2019. We have previously repurchased approximately $325 million of our common stock under the share repurchase program, leaving approximately $400 million of additional availability during 2019. The extent to which we repurchase shares under the share repurchase program, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements, availability of funds, and other relevant considerations, as determined by us and applicable law and regulations. We intend to fund future share repurchases through a combination of proceeds from this offering, cash on hand, future cash flow from operations and borrowings.

The Offering

The following summary of the offering contains basic information about the offering and about the Preferred Stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the Preferred Stock, please see “Description of the Preferred Stock.” Unless otherwise indicated, the information contained in this prospectus supplement is as of the date set forth on the cover of this prospectus supplement.

Issuer
Synovus Financial Corp.
Securities Offered
14,000,000 shares of Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, no par value, with a liquidation preference of $25 per share of Synovus (the “Preferred Stock”), with no over-allotment option.

We reserve the right to re-open this series of preferred stock and issue additional shares of the Preferred Stock either through public or private sales at any time and from time to time. The additional shares of Preferred Stock would form a single series with the shares of Preferred Stock offered by this prospectus supplement; provided that if any such additional shares are not fungible for U.S. federal income tax purposes with the shares of Preferred Stock offered by this prospectus supplement, such additional shares will be issued with a separate CUSIP or other identifying number.

Dividends
From the date of issuance to, but excluding, July 1, 2024 (the “First Call Date”), we will pay dividends based on the liquidation preference of the Preferred Stock, when, as, and if declared by our board or such committee at a fixed rate of 5.875% per annum, payable quarterly, in arrears. From and including the First Call Date, for each reset period, we will pay dividends based on the liquidation preference of the Preferred Stock, when, as, and if declared by our board or such committee at a rate equal to the five-year U.S. Treasury Rate as of the most recent reset dividend determination date (as defined below) plus 4.127% per annum, payable quarterly, in arrears, (each such rate, a “dividend rate”). See also “—Dividend Payment Dates” below.

Dividends on the Preferred Stock will not be cumulative. If our board of directors or a duly authorized committee of our board does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or such committee of our board declares a dividend on the Preferred Stock for any future dividend period.

Notwithstanding any other statement herein, dividends on the Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause Synovus to fail to comply with the laws and regulations applicable to it, including applicable capital adequacy guidelines.

During any dividend period in which the Preferred Stock is outstanding, unless, in each case, the full dividends for the most recently completed dividend period on all outstanding shares of Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

•	no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock, other than:
–	a dividend payable solely in junior stock and cash in lieu of fractional shares in connection with such dividend; or
–	any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan;
•	no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us) other than:
–	as a result of a reclassification of junior stock for or into other junior stock;
–	the exchange or conversion of one share of junior stock for or into another share of junior stock;
–	through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock;
–	purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;
–	purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan; or
–	the purchase of fractional interests in shares

of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; and

•	no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such parity stock other than:
–	as a result of a reclassification of parity stock for or into other parity stock;
–	the exchange or conversion of one share of parity stock for or into another share of parity stock;
–	through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock;
–	purchases, redemptions or other acquisitions of shares of parity stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;
–	purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan; or
–	the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged.

When dividends are not paid in full upon the shares of Preferred Stock and any parity stock, all dividends declared upon shares of Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.

Dividend Payment Dates
Dividends on the Preferred Stock will be payable when, as, and if declared by our board of directors or a duly authorized committee of our board, in arrears, quarterly on January 1, April 1, July 1 and October 1 of each year, beginning on October 1, 2019 (each a “dividend payment date”). If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid.

Redemption
The Preferred Stock is perpetual and has no maturity date. We may redeem the Preferred Stock at our option, (i) in whole or in part, from time to time, on the First Call Date or any subsequent reset date, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), in each case at a redemption price equal to $25 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Board of Governors of the Federal Reserve System (including any successor bank regulatory authority that may become our appropriate federal banking agency, the “Federal Reserve”) and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Preferred Stock.

Liquidation Rights
In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock are entitled to receive a liquidating distribution of $25 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends before we make any distribution of assets to the holders of our common stock or any other class or series of shares of junior stock. Distributions will be made only to the extent of Synovus’ assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Preferred Stock and pro rata as to the Preferred Stock and any other shares of our stock ranking equally as to such distribution.
Voting Rights
None, except with respect to authorizing or increasing the authorized amount of senior stock, certain changes in the terms of the Preferred Stock and in the case of certain dividend non-payments. See “Description of the Preferred Stock—Voting Rights” below.
Ranking
Shares of the Preferred Stock will rank senior to our common stock, equally with our Series D Preferred Stock, and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Preferred Stock and all other parity stock, voting separately), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. See “Description of the Preferred Stock—Other Preferred Stock.” We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment after satisfaction of all claims for indebtedness and other non-equity claims.

No Maturity
The Preferred Stock does not have any maturity date, and we are not required to redeem the Preferred Stock. Accordingly, the Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it and receive prior approval of the Federal Reserve to do so.
Preemptive and Conversion Rights
None.
Listing
We intend to apply for listing of the Preferred Stock on the NYSE under the symbol “SNVPrE.” If approved for listing, we expect trading of the Preferred Stock to commence within a 30-day period after the initial delivery of the Preferred Stock.
Tax Consequences
For discussion of material U.S. federal income tax consequences relating to an investment in the Preferred Stock, see “Material United States Federal Income Tax Consequences” in this prospectus supplement.
Transfer Agent & Registrar
American Stock Transfer & Trust Company.
Calculation Agent
Unless we have validly called all shares of the Preferred Stock for redemption on the First Call Date, we will appoint a calculation agent for the Preferred Stock prior to the reset dividend determination date preceding the First Call Date. We may appoint ourselves or an affiliate of ours as calculation agent.
Use of Proceeds
We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be approximately $341.0 million. We intend to use the net proceeds of this offering for general corporate purposes, including share repurchases.
Risk Factors
An investment in our Preferred Stock involves risks. You should carefully consider the information contained under “Risk Factors” in this prospectus supplement and in our 2018 Form 10-K, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the notes thereto, before making an investment decision.

Conflicts of Interest
Our affiliate, Synovus Securities, Inc. is a member of Financial Industry Regulatory Authority, Inc. (“FINRA”) and an underwriter in this offering. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Because Synovus Securities, Inc. is not primarily responsible for managing this offering, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. See “Underwriting (Conflicts of Interest”).

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth summary consolidated financial and other data of Synovus. The financial data as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 have been derived from our audited consolidated financial statements contained in our Annual Reports on Form 10-K filed with the SEC, except for the tangible common equity to tangible assets ratio, which is reconciled below under “Reconciliation of Non-GAAP Financial Measures.” The financial data as of and for the three months ended March 31, 2019 and 2018 has been derived from our unaudited consolidated financial statements contained in our Quarterly Reports on Form 10-Q filed with the SEC, except for the non-GAAP measure noted above which is reconciled as provided below. The summary consolidated financial results are not indicative of our expected future operating results. The following summary consolidated financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2018 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, together with the historical consolidated financial statements and notes thereto, incorporated by reference into this prospectus supplement and the accompanying prospectus.

(dollars in thousands, except per share data)	At or for three months ended March 31,		At or for year ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Income Statement:
Total revenues	$476,554	$341,330	$1,428,506	$1,368,636	$1,172,374	$1,095,238	$1,081,388
Net interest income	397,175	274,284	1,148,413	1,023,309	899,180	827,318	819,284
Provision for loan losses	23,569	12,776	51,697	67,185	28,000	19,010	33,831
Non-interest income	79,378	67,046	280,093	345,327	273,194	267,920	262,104
Non-interest expense	292,410	195,179	829,455	821,313	755,923	717,655	744,998
Net income	120,186	103,166	428,476	275,474	246,784	226,082	195,249
Preferred stock dividends and redemption charge	3,150	2,559	17,998	10,238	10,238	10,238	10,238
Net income available to common shareholders	117,036	100,607	410,478	265,236	236,546	215,844	185,011

Per share data:
Net income per common share, basic	0.73	0.85	3.49	2.19	1.90	1.63	1.34
Net income per common share, diluted	0.72	0.84	3.47	2.17	1.89	1.62	1.33
Cash dividends declared per common share	0.30	0.25	1.00	0.60	0.48	0.42	0.31
Book value per common share	27.96	23.85	25.36	23.85	22.92	22.19	21.42

Balance Sheet:
Investment securities available for sale, at fair value	$6,808,191	$3,990,978	$3,991,632	$3,987,069	$3,718,195	$3,587,818	$3,041,406
Loans, net of deferred fees and costs	35,634,501	24,883,037	25,946,573	24,787,464	23,856,391	22,429,565	21,097,699
Total assets	46,630,025	31,501,028	32,669,192	31,221,837	30,104,002	28,792,653	27,050,237
Deposits	38,075,190	26,253,507	26,720,322	26,147,900	24,648,060	23,242,661	21,531,700
Long-term debt	2,106,037	1,856,392	1,657,157	1,606,138	2,160,881	2,136,893	1,949,324
Total shareholders’ equity	4,597,753	2,956,495	3,133,602	2,961,566	2,927,924	3,000,196	3,041,270

(dollars in thousands, except per share data)	At or for three months ended March 31,		At or for year ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Performance ratios and other data:
Return on average assets	1.06%	1.34%	1.35%	0.89%	0.84%	0.80%	0.74%
Return on average equity	10.79	14.34	14.29	9.27	8.40	7.49	6.45
Net interest margin	3.78	3.78	3.86	3.55	3.27	3.19	3.38
Dividend payout ratio(1)	41.67	29.76	28.84	27.60	25.38	25.93	23.13
Tangible common equity to tangible assets ratio(2)	8.34	8.79	8.81	8.88	9.09	9.90	10.69
Weighted average common shares outstanding basic	160,927	118,666	117,644	121,162	124,389	132,423	138,495
Weighted average common shares outstanding diluted	162,760	119,321	118,378	122,012	125,078	133,201	139,154
(1)	Determined by dividing cash dividends declared per common share by diluted net income per share.
(2)	The tangible common equity to tangible assets ratio is a non-GAAP financial measure which is calculated as follows: (total shareholders’ equity minus preferred stock minus goodwill minus other intangible assets) divided by (total assets minus goodwill minus other intangible assets). See “Reconciliation of non-GAAP Financial Measures.”

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The measure entitled tangible common equity to tangible assets ratio, which we refer to elsewhere in this prospectus supplement, is not a measure recognized under generally accepted accounting principles (“GAAP”), and therefore is considered a non-GAAP financial measure. The most comparable GAAP measure is the ratio of total common shareholders’ equity to total assets.

Management uses this non-GAAP financial measure to assess the strength of Synovus’ capital position. Synovus believes that this non-GAAP financial measure provides meaningful additional information about Synovus to assist investors in evaluating Synovus’ financial strength and capitalization. This non-GAAP financial measure should not be considered as a substitute for capital ratios determined in accordance with GAAP and may not be comparable to other similarly titled measures at other companies.

The computation of tangible common equity to tangible assets ratio and the reconciliation of this measure to the most comparable GAAP measure is set forth in the table below:

	At March 31,		At December 31,
(dollars in thousands)	2019	2018	2018	2017	2016	2015	2014
Tangible Common Equity Ratio:
Total assets	$46,630,025	31,501,028	32,669,192	31,221,837	30,104,002	28,792,653	27,050,237
Goodwill	(485,000)	(57,315)	(57,315)	(57,315)	(59,678)	(24,431)	(24,431)
Other intangible assets, net	(74,683)	(10,750)	(9,875)	(11,254)	(13,223)	(471)	(1,265)
Tangible assets	46,070,342	31,432,963	32,602,002	31,153,268	30,031,101	28,767,751	27,024,541
Total shareholders’ equity	4,597,753	2,956,495	3,133,602	2,961,566	2,927,924	3,000,196	3,041,270
Goodwill	(485,000)	(57,315)	(57,315)	(57,315)	(59,678)	(24,431)	(24,431)
Other intangible assets, net	(74,683)	(10,750)	(9,875)	(11,254)	(13,223)	(471)	(1,265)
Preferred Stock, no par value	(195,140)	(125,980)	(195,140)	(125,980)	(125,980)	(125,980)	(125,980)
Tangible common equity	3,842,930	2,762,450	2,871,272	2,767,017	2,729,043	2,849,314	2,889,594
Total common shareholders’ equity to total assets ratio(1)	9.86%	9.39%	9.59%	9.49%	9.73%	10.42%	11.24%
Tangible common equity to tangible assets ratio	8.34%	8.79%	8.81%	8.88%	9.09%	9.90%	10.69%
(1)	Total shareholders’ equity less preferred stock divided by total assets.

RISK FACTORS

An investment in the Preferred Stock involves a number of risks. This prospectus supplement does not describe all of those risks. You should carefully consider the risks described below and the risk factors concerning our business included in our 2018 10-K in addition to the other information in this prospectus supplement and the accompanying prospectus, including our other filings, which are incorporated into this prospectus supplement by reference, before deciding whether an investment in the Preferred Stock is suitable for you.

The Preferred Stock is equity and is therefore subordinate to our existing and future indebtedness.

The shares of the Preferred Stock are equity interests and do not constitute indebtedness. This means that the shares of Preferred Stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Preferred Stock, (1) dividends are payable only if declared by our board of directors or a duly authorized committee of the board, (2) dividends do not accumulate if they are not declared and (3) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available funds. Upon liquidation, holders of our debt securities and shares of any senior preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Preferred Stock. Further, the Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Description of Preferred Stock—Voting Rights.”

We may not pay cash dividends on shares of the Preferred Stock.

Our ability to pay cash dividends will depend upon our results of operations, financial condition, cash requirements, the need to maintain adequate capital levels, alternative investment opportunities, the need to comply with safe and sound banking practices as well as meet regulatory expectations, and other factors.

Also, as a bank holding company, our ability to declare and pay dividends is dependent on certain state and federal regulatory considerations. Synovus is a separate and distinct legal entity from our banking and nonbanking subsidiaries. We therefore depend on dividends, distributions and other payments from our banking and nonbanking subsidiaries to fund dividend payments on the Preferred Stock. Our banking subsidiaries and certain other of our subsidiaries are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us, and certain of our subsidiaries also are, or may become, subject to regulatory orders that would further limit their ability to pay dividends to us.

In July 2013, the Federal Reserve, the FDIC and the Office of the Comptroller of the Currency jointly issued a final rule to implement the global regulatory standards on bank capital adequacy and liquidity published by the Basel Committee on Banking Supervision (the “Basel III Final Rule”). Among other things, the Basel III Final Rule sets forth the criteria for qualifying additional tier 1 capital instruments, including a requirement that any dividends on such instruments be paid out of the banking organization’s net income, retained earnings and surplus, if any, related to additional tier 1 capital instruments. The terms of the Preferred Stock have been established to satisfy the criteria for “additional tier 1 capital” instruments consistent with the Basel III Final Rule, and are therefore subject to such requirements on the payment of dividends on the Preferred Stock. Further, the Federal Reserve could decide at any time that paying any dividends on the Preferred Stock could be an unsafe or unsound banking practice. The reduction or elimination of dividends paid on the Preferred Stock could adversely affect the market price of the Preferred Stock.

Additionally, we and our banking and non-banking subsidiaries are subject to contractual restrictions that limit our ability to pay dividends if there is an event of default under such contract, including the contracts governing Synovus’ long-term debt. There can be no assurance that we will pay dividends even if the necessary financial conditions are met and if sufficient cash is available for distribution. Furthermore, our right to receive any assets of any of our subsidiaries upon their liquidation, reorganization or otherwise, and thus your ability as a holder of Preferred Shares to benefit indirectly from such distribution, will be subject to the prior claims of the subsidiaries’ creditors.

Dividends on the Preferred Stock are discretionary and non-cumulative.

Dividends on the Preferred Stock are discretionary and will not be cumulative. If our board of directors or a duly authorized committee of the board does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee of our board declares a dividend on the Preferred Stock for any future dividend period.

Investors should not expect Synovus to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Preferred Stock is a perpetual equity security. This means that the Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors. The Preferred Stock may be redeemed by us at our option, (i) in whole or in part, from time to time, on the First Call Date or any subsequent reset date, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event. Our right to redeem the Preferred Stock is subject to an important limitation. Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval by the Federal Reserve. We cannot assure you that the Federal Reserve will approve any redemption of the Preferred Stock that we may propose.

We may be able to redeem the Preferred Stock before the First Call Date.

In addition to our ability to redeem the Preferred Stock on the First Call Date or any subsequent reset date, we may redeem all (but not less than all) of the shares of the Preferred Stock at any time after it is issued upon the occurrence of certain events involving the capital treatment of the Preferred Stock if we determine in good faith that a “regulatory capital treatment event,” has occurred. This redemption would be subject to the prior approval of the Federal Reserve. See “Description of the Preferred Stock—Redemption—Redemption Following a Regulatory Capital Treatment Event.”

Although the terms of the Preferred Stock have been established to satisfy the criteria for “additional tier 1 capital” instruments consistent with the Basel III Final Rule, it is possible that the Preferred Stock may not satisfy the criteria for “additional tier 1 capital” or the equivalent as a result of future changes in laws, regulations, or policies, including interpretations. As a result, in addition to other circumstances that may constitute a regulatory capital treatment event, if the Federal Reserve revises or replaces its current capital rules, a “regulatory capital treatment event” could occur whereby we would have the right, subject to prior approval of the Federal Reserve, to redeem the Preferred Stock in accordance with its terms prior to the First Call Date at a redemption price equal to $25 per share, plus any declared and unpaid dividends.

The Preferred Stock may be redeemed by us, and you may not be able to reinvest the redemption price you receive in a similar security.

If we redeem the Preferred Stock either (1) due to the occurrence of a regulatory capital treatment event, or (2) at our choice on the First Call Date or any subsequent reset date, you may not be able to reinvest the redemption price you receive in a similar security.

Holders of the Preferred Stock will have limited voting rights.

Holders of the Preferred Stock have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the Preferred Stock will have limited voting rights in the event of non-payments of dividends under certain circumstances and with respect to certain fundamental changes in the terms of the Preferred Stock, certain other matters or as otherwise required by law, as described under “Description of Preferred Stock—Voting Rights.”

General market conditions and unpredictable factors could adversely affect market prices for the Preferred Stock.

There can be no assurance about the market prices for the Preferred Stock. Several factors, many of which are beyond our control, will influence the market prices of the Preferred Stock. Factors that might influence the market prices of the Preferred Stock include:

•	whether we declare or fail to declare dividends on the Preferred Stock from time to time;
•	our creditworthiness;
•	interest rates;
•	the market for similar securities; and
•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, the Preferred Stock that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to their purchase price.

We cannot assure you that a liquid trading market for the Preferred Stock will develop.

The Preferred Stock is a new issue of securities with no established trading market. Although we intend to list the Preferred Stock on the NYSE, there is no guarantee that we will be able to list the Preferred Stock. Even if the Preferred Stock is listed, there may be little or no market for the Preferred Stock. The underwriters have advised us that they intend to make a market in the Preferred Stock. However, they are not obligated to do so and may discontinue any market making in the Preferred Stock at any time in their sole discretion. Even if a market for the Preferred Stock develops, it may not provide significant liquidity and transaction costs in the market could be high. In addition, the Preferred Stock may trade at a discount to its purchase price and prices for the Preferred Stock may be volatile. Therefore, we cannot assure you that a liquid trading market for the Preferred Stock will develop, that you will be able to sell your shares of Preferred Stock at a particular time or that the price you receive when you sell will be favorable.

A downgrade, suspension or withdrawal of any rating assigned by a rating agency to us or our securities, including the Preferred Stock, could cause the liquidity or trading price of the Preferred Stock to decline significantly.

Real or anticipated changes in the credit ratings assigned to the Preferred Stock or our credit ratings generally could affect the trading price of the Preferred Stock. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Preferred Stock, based on their overall view of our industry. A future downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal in the ratings assigned to the Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the Preferred Stock to decline significantly.

The dividend rate will reset on the First Call Date and each subsequent reset date and any dividends declared may be less than the initial fixed annual rate of 5.875% in effect until the First Call Date.

The annual dividend rate on the Preferred Stock for each reset period will equal the five-year U.S. Treasury Rate as of the most recent reset dividend determination date plus 4.127% per annum. Therefore, any dividends declared after the First Call Date could be more or less than the fixed rate for the initial five-year period. We have no control over the factors that may affect U.S. Treasury Rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that may impact U.S. Treasury Rates.

The historical five-year U.S. Treasury Rates are not an indication of future five-year U.S. Treasury Rates.

In the past, U.S. Treasury Rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury Rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury Rates is not an indication that U.S. Treasury Rates are more or less likely to increase or decrease at any time after the First Call Date, and you should not take the historical U.S. Treasury Rates as an indication of future rates.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $341.0 million, after estimated expenses and underwriting discounts and commissions. We intend to use the net proceeds of this offering for general corporate purposes, including share repurchases.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2019:

•	on an actual basis; and
•	on an as adjusted basis to give effect to the sale of the Preferred Stock offered hereby.

This information should be read together with the selected consolidated financial and other data in this prospectus supplement as well as the unaudited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our quarterly report on Form 10-Q for the quarter ended March 31, 2019, which is incorporated by reference into this prospectus supplement.

	At March 31, 2019
(dollars in thousands, except share data)	Actual	As adjusted
Federal funds purchased and securities sold under repurchase agreements	$314,383	$314,383
Other short-term borrowings	853,000	853,000
Long-term debt:
Parent Company:
3.125% senior notes, due November 1, 2022, $300 million par value	$297,759	$297,759
5.75% subordinated notes, due December 15, 2025, $250 million par value	248,222	248,222
5.90% subordinated notes, due February 7, 2029, $300 million par value	297,045	297,045
LIBOR+ 1.80% debentures, due April 19, 2035, $10 million par value	10,000	10,000
Total long-term debt—parent company	$853,026	$853,026
Subsidiaries:
FHLB advances with interest and principal payments due at various maturity dates through 2022	1,253,011	1,253,011
Total long-term debt—subsidiaries	1,253,011	1,253,011
Total long-term debt	$2,106,037	$2,106,037

Shareholders’ equity:
Series E Preferred Stock—no par value. No shares outstanding on an actual basis and 14,000,000 shares outstanding on an adjusted basis	$—	$342,023
Series D Preferred Stock—no par value. 8,000,000 shares outstanding	195,140	195,140
Common stock—$1.00 par value. Authorized 342,857,143 shares, issued 165,929,349 shares, and outstanding 157,454,007 shares	165,929	165,929
Additional paid-in capital	3,794,262	3,794,262
Less treasury stock at cost—8,475,342 shares	(319,898)	(319,898)
Accumulated other comprehensive loss, net	(18,342)	(18,342)
Retained earnings	780,662	780,662
Total shareholders’ equity	$4,597,753	$4,939,776
Total capitalization (including short-term borrowings)	$7,871,173	$8,213,196

Capital ratios:
Common equity tier 1 capital	$3,790,393	$3,790,393
Tier 1 capital	3,985,533	4,327,556
Total risk-based capital	4,803,639	5,145,662
Common equity tier 1 ratio (transitional)	9.52%	9.52%
Common equity tier 1 ratio (fully phased-in)	9.48%	9.48%
Tier 1 capital ratio	10.01%	10.86%
Total risk-based capital to risk-weighted assets ratio	12.06%	12.92%
Leverage ratio	8.81%	9.57%
Total shareholders’ equity to total assets ratio	9.86%	10.52%
Tangible common equity to tangible assets ratio(1)	8.34%	8.28%
(1)	See “Reconciliation of Non-GAAP Financial Measures.”

DESCRIPTION OF THE PREFERRED STOCK

General

The Preferred Stock is a single series of our authorized preferred stock. We are offering 14,000,000 shares of the Preferred Stock in the aggregate by this prospectus supplement and the accompanying prospectus. Shares of the Preferred Stock, upon issuance against full payment of the purchase price, will be fully paid and nonassessable.

Shares of the Preferred Stock will rank senior to our common stock, equally with our Series D Preferred Stock and at least equally with each other series of our preferred stock we may issue (except for any senior stock that may be issued with the requisite consent of the holders of the Preferred Stock and all other parity stock, voting separately), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. See “—Other Preferred Stock” below. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims).

The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of Synovus. The Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of Synovus to redeem or repurchase the Preferred Stock.

We reserve the right to re-open this series and issue additional shares of the Preferred Stock either through public or private sales at any time and from time to time. The additional shares would form a single series with the shares of Preferred Stock offered by this prospectus supplement; provided that if any such additional shares are not fungible for U.S. federal income tax purposes with the shares of Preferred Stock offered by this prospectus supplement, such additional shares will be issued with a separate CUSIP or other identifying number.

Dividends

Dividends on the Preferred Stock will not be cumulative. If our board of directors or a duly authorized committee of the board does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee of our board declares a dividend on the Preferred Stock for any future dividend period. Holders of Preferred Stock will be entitled to receive, when, as, and if declared by our board of directors or a duly authorized committee of the board, out of assets legally available for the payment of dividends under Georgia law, non-cumulative cash dividends based on the liquidation preference of the Preferred Stock at a rate equal to:

(1)	5.875% per annum from the issue date of the shares of Preferred Stock to, but excluding, July 1, 2024 (the “First Call Date”); and
(2)	the Five-year U.S. Treasury Rate (as defined below) as of the most recent reset dividend determination date (as defined below) plus 4.127% per annum, for each reset period (as defined below) from and including the First Call Date.

If declared by our board of directors or a duly authorized committee of our board, we will pay dividends on the Preferred Stock quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year, beginning on October 1, 2019 each such date referred to as a dividend payment date. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid. A “business day” means any weekday that is not a day on which banking institutions in the State of New York are generally authorized or required by law or other governmental actions to close.

Dividends will be payable to holders of record of Preferred Stock as they appear on our stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, not exceeding 30 days before the applicable payment date, as shall be fixed by our board of directors or a duly authorized committee of our board.

A “dividend period” is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Preferred Stock. Dividends payable on the Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Preferred Stock will cease to accrue on the redemption date, if any, as described below under “—Redemption,” unless we default in the payment of the redemption price of the shares of the Preferred Stock called for redemption.

A “reset date” means the First Call Date and each date falling on the fifth anniversary of the preceding reset date.

A “reset period” means the period from and including the First Call Date to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date.

A “reset dividend determination date” means, in respect of any reset period, the day falling two business days prior to the beginning of such reset period.

The “Five-year U.S. Treasury Rate” means, as of any reset dividend determination date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the weekly average yield to maturity for U.S. Treasury securities with a maturity of five years from the next reset date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next reset date and trading in the public securities markets, then the rate will be determined by interpolation between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the reset date following the next succeeding reset dividend determination date, and (B) the other maturity as close as possible to, but later than, the reset date following the next succeeding reset dividend determination date, in each case as published in the most recent H.15 (519). If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior reset dividend determination date.

“H.15 (519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the U. S. Federal Reserve System.

“The most recent H.15 (519)” means the H.15 (519) published closest in time but prior to the close of business on the second business day prior to the applicable reset date.

The applicable dividend rate for each reset period will be determined by the calculation agent, as of the applicable reset dividend determination date. Promptly upon such determination, the calculation agent will notify us of the dividend rate for the reset period. The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period beginning on or after the First Call Date will be on file at our principal offices, will be made available to any holder of Preferred Stock upon request and will be final and binding in the absence of manifest error.

Notwithstanding any other statement herein, dividends on the Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause Synovus to fail to comply with the laws and regulations applicable thereto, including applicable capital adequacy guidelines.

So long as any share of Preferred Stock remains outstanding, unless, in each case, the full dividends for the most recently completed dividend period on all outstanding shares of the Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

(1)	no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock and cash in lieu of fractional shares in connection with such dividend or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan),
(2)	no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan or (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and

(3)	no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such parity stock (other than (i) as a result of a reclassification of parity stock for or into other parity stock, (ii) the exchange or conversion of one share of parity stock for or into another share of parity stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (iv) purchases, redemptions or other acquisitions of shares of parity stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) during a dividend period.

When dividends are not paid in full upon the shares of the Preferred Stock and any parity stock, all dividends declared upon shares of the Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of stock of Synovus hereafter authorized over which the Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets upon any liquidation, dissolution or winding up of Synovus.

As used in this prospectus supplement, “parity stock” means any other class or series of stock of Synovus that ranks equally with the Preferred Stock in the payment of dividends and in the distribution of assets upon any liquidation, dissolution or winding up of Synovus. Parity stock includes Series D Preferred Stock.

As used in this prospectus supplement, “senior stock” means any other class or series of stock of Synovus ranking senior to the Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Synovus.

Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee of the board, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Preferred Stock shall not be entitled to participate in any such dividend.

Redemption

Optional Redemption

The Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. We may redeem the Preferred Stock at our option, in whole or in part, from time to time, on the First Call Date or any subsequent reset date, at a redemption price equal to $25 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The holders of Preferred Stock will not have the right to require the redemption or repurchase of the Preferred Stock.

Redemption Following a Regulatory Capital Treatment Event

We may redeem shares of the Preferred Stock at any time within 90 days following a regulatory capital treatment event, in whole but not part, at a redemption price equal to $25 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. A “regulatory capital treatment event” means the good faith determination by Synovus that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Preferred Stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Preferred Stock, there is more than an insubstantial risk that Synovus will not be entitled to treat the full liquidation value of the shares of Preferred Stock then outstanding as “additional tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of Federal Reserve Regulation Q (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Preferred Stock is outstanding. Redemption of the Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines of the Federal Reserve applicable to the redemption of the Preferred Stock.

Redemption Procedures

If shares of the Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of the Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;
•	the number of shares of the Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Preferred Stock to be redeemed from the holder;
•	the redemption price;
•	the place or places where the certificates evidencing shares of Preferred Stock are to be surrendered for payment of the redemption price; and
•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any shares of Preferred Stock has been duly given and if the funds necessary for such redemption have been irrevocably set aside by us separate and apart from our other assets, in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption so as to be and continue to be available therefor, then, on and after the redemption date, dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends.

In case of any redemption of only part of the shares of the Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, our board of directors shall have full power and authority to prescribe the terms and conditions upon which shares of Preferred Stock shall be redeemed from time to time.

Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval by the Federal Reserve. See “Risk Factors—Investors should not expect Synovus to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable” in this prospectus supplement. Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Preferred Stock.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock are entitled to receive a liquidating distribution of $25 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Preferred Stock but before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Preferred Stock. Holders of the Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution (including declared and unpaid dividends). In addition, the Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd Frank Act.

In any such distribution, if the assets of Synovus are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Preferred Stock and all holders of parity stock as to such distribution with the Preferred Stock, the amounts paid to the holders of Preferred Stock and any parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends have been paid in full to all holders of Preferred Stock and any parity stock, the holders of our junior stock shall be entitled to receive all remaining assets of Synovus according to their respective rights and preferences.

For purposes of this section, the merger or consolidation of Synovus with any other entity, including a merger or consolidation in which the holders of Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of Synovus for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of Synovus.

Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Preferred Stock, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.

Voting Rights

Except as provided below, the holders of the Preferred Stock will have no voting rights.

Right to Elect Two Directors Upon Nonpayment

If we fail to pay, or declare and set apart for payment, dividends on outstanding shares of the Preferred Stock or any other series of preferred stock for six quarterly dividend periods, or their equivalent, whether or not consecutive, the number of directors of Synovus shall be increased by two at our first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until cumulative dividends payable for all past dividend periods payable on cumulative preferred stock (if any) and continuous noncumulative dividends for at least one year on all other outstanding shares of preferred stock shall have been paid, or declared and set apart for payment, in full, the holders of shares of the Preferred Stock shall have the right, voting as a class with holders of any other equally ranked series of preferred stock that have similar voting rights, to elect such two additional members of the board of directors to hold office for a term of one year. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors of Synovus shall be reduced by two, and such voting right of the holders of shares of Preferred Stock (and holders of any other equally ranked series of preferred stock that have similar voting rights) shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, or their equivalent, whether or not consecutive, as described above.

If the holders of the Preferred Stock become entitled to vote for the election of directors, the Preferred Stock may be considered a class of voting securities under interpretations adopted by the Federal Reserve. As a result, certain holders of the Preferred Stock may become subject to regulations under the Bank Holding Company Act and/or certain acquisitions of the Preferred Stock may be subject to prior approval of the Federal Reserve.

Other Voting Rights

So long as any shares of the Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Preferred Stock, voting separately as a class, shall be required to:

•	authorize or increase the authorized amount of, or issue shares of any class or series of, senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock; or
•	amend the provisions of Synovus’ Amended and Restated Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect the powers, preferences, privileges or rights of the Preferred Stock or the holders thereof;

provided, however, that with respect to the occurrence of any event set forth in the second bullet point above:

•	so long as any shares of the Preferred Stock remain outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with terms that are not materially less favorable than the terms of the Preferred Stock, the occurrence of any such event shall not be deemed to materially and adversely affect the powers, preferences, privileges or rights of the Preferred Stock or the holders thereof; and
•	any increase in the amount of the authorized or issued Preferred Stock or authorized common stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of Synovus will not be deemed to adversely affect the powers, preferences, privileges or rights of the Preferred Stock or the holders thereof.

Furthermore, under Georgia law, the vote of the holders of a majority of the outstanding shares of the Preferred Stock, voting as a separate voting group, is required for:

•	certain amendments to the articles of incorporation impacting the shares of the Preferred Stock;
•	the approval of any dividend payable in shares of the Preferred Stock to holders of shares of another class or series of our stock; or
•	the approval of any proposed share exchange that includes the shares of the Preferred Stock.

In addition, holders of the shares of the Preferred Stock will be able to vote together with the holders of all shares of common stock and other preferred stock entitled to vote, voting as a single group, on the approval of a plan of merger if the plan of merger contains a provision that would require shareholder action on the proposed amendment if such provision were to require a proposed amendment to the articles of incorporation. However, in the case of any merger where we are the surviving corporation, the right of holders of the shares of the Preferred Stock to vote separately as a group on a plan of merger does not apply if:

•	the articles of incorporation of the surviving corporation will not differ from our articles of incorporation as then in effect;
•	each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger; and
•	the number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger and by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately after the merger.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably set aside in trust by us for the benefit of the holders of the Preferred Stock to effect such redemption.

Preemptive and Conversion Rights

The holders of the Preferred Stock do not have any preemptive or conversion rights.

Other Preferred Stock

Our authorized capital stock includes 100,000,000 shares of preferred stock, no par value, as reflected in our Amended and Restated Articles of Incorporation. Our board of directors is authorized without further shareholder action to cause the issuance of additional shares of preferred stock. Any additional preferred stock may be issued in one or more series, each with preferences, limitations, designations, conversion or exchange rights, voting rights, dividend rights, redemption provisions, voluntary and involuntary liquidation rights and other rights as our board of directors may determine at the time of issuance.

As of the date of this prospectus supplement we have one outstanding series of preferred stock, our Series D Preferred Stock. As of the date of this prospectus supplement, 8,000,000 shares of our Series D Preferred Stock were outstanding with a per share liquidation preference of $25. The Series D Preferred Stock is parity stock ranking equally with the Preferred Stock in the payment of dividends and the liquidation of Synovus. We will pay dividends on the Series D Preferred Stock, when, as, and if declared by our board or such committee at a rate of 6.300% per annum, payable quarterly, in arrears, on March 21, June 21, September 21 and December 21 of each year from the original issue date to, but excluding, June 21, 2023. From and including June 21, 2023, we will pay dividends on the Series D Preferred Stock, when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 3.352% per annum, payable quarterly, in arrears, on March 21, June 21, September 21 and December 21 of each year, beginning on June 21, 2023. Dividends on the Series D Preferred Stock are non-cumulative. The Series D Preferred Stock is redeemable at our option in whole or in part, from time to time, on any dividend payment date on or after June 21, 2023, or in whole, but not in part, at any time within 90 days following a regulatory capital treatment event at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series D Preferred Stock has no preemptive or conversion rights. Except in limited circumstances, the Series D Preferred Stock does not have any voting rights.

Please see the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus for additional information regarding our outstanding series of preferred stock, which currently is limited to our Series D Preferred Stock. As discussed above, all of the currently designated series of preferred stock are parity stock ranking equally with the Preferred Stock in the payment of dividends and the liquidation of Synovus.

Transfer Agent and Registrar

American Stock Transfer & Trust Company will be the transfer agent and registrar for the Preferred Stock.

Calculation Agent

Unless we have validly called all shares of the Preferred Stock for redemption on the First Call Date, we will appoint a calculation agent for the Preferred Stock prior to the reset dividend determination date preceding the First Call Date. We may appoint ourselves or an affiliate of ours as calculation agent.

Listing

We intend to apply for listing of the Preferred Stock on the NYSE under the symbol “SNVPrE.” If the application is approved, we expect trading to begin within 30 days of the initial delivery of the Preferred Stock.

BOOK-ENTRY; DELIVERY AND FORM

The Preferred Stock will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that we will not issue certificates to you for the Preferred Stock except in limited circumstances. The global securities will be issued to DTC, the depository for the Preferred Stock, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Preferred Stock. Each participant will then keep a record of its clients. Unless exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global securities will be shown on, and transfers of the global securities will be made only through, records maintained by DTC and its participants.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Neither we nor the underwriters take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

When you purchase shares of the Preferred Stock through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the shares of the Preferred Stock on DTC’s records. Since you actually own the Preferred Stock, you are the beneficial owner and your ownership interest will only be recorded in the direct (or indirect) participants’ records. DTC has no knowledge of your individual ownership of the Preferred Stock. DTC’s records only show the identity of the direct participants and the amount of the Preferred Stock held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

We will wire dividend payments to DTC’s nominee and we will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global securities to you or any other beneficial owners in the global securities.

Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants’ accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the Series D Preferred Stock held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC or us.

Shares of the Preferred Stock represented by global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or
•	we determine not to require all of the shares of the Preferred Stock to be represented by global securities.

If the book-entry-only system is discontinued, the transfer agent will keep the registration books for the Preferred Stock at its corporate office.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Preferred Stock that may be relevant to you if you are a beneficial owner of such shares. The summary is limited to holders who will hold the Preferred Stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and who purchase the Preferred Stock in the initial offering at the initial offering price.

The following summary is based upon current provisions of the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect as of the date of this prospectus supplement, changes or differing interpretations to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of his, her or its particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction or other U.S. federal tax consequences (such as U.S. gift and estate tax consequences). Furthermore, this discussion does not consider all U.S. federal income tax consequences that may be relevant to a particular holder in light of the holder’s specific facts and circumstances or to holders subject to special rules under the U.S. federal income tax laws, including banks and other financial institutions, insurance companies, tax-exempt organizations, grantor trusts, partnerships or other pass-through entities (or investors therein), subchapter S corporations, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” dealers and traders in securities, regulated investment companies, real estate investment trusts, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons liable for the alternative minimum tax, persons who elect to mark to market the stock and securities they hold, persons that hold our Preferred Stock as part of a straddle, hedge, conversion or other risk reduction or integrated transaction, and persons required to accelerate the recognition of any item of gross income with respect to the Preferred Stock as a result of such income being recognized on an applicable financial statement. This summary does not address the tax considerations that may be relevant to subsequent purchasers of the Preferred Stock and does not address any tax consequences arising under the Unearned Income Medicare Contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Prospective holders are urged to consult their own tax advisers with respect to current and possible future U.S. federal income tax consequences of purchasing, owning and disposing of our Preferred Stock based upon their particular situation, as well as tax consequences arising under any state, local or foreign tax laws, any other U.S. federal tax laws, and any applicable tax treaty.

U.S. Holders

The discussion in this section is addressed to a U.S. holder, which for this purpose means a beneficial owner of the Preferred Stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia,
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or
•	a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our Preferred Stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership.

Partnerships holding our Preferred Stock and partners in such partnerships are urged to consult their own tax advisers as to the particular U.S. federal income tax consequences to them of the purchase, ownership and disposition of our Preferred Stock.

Distributions on the Preferred Stock

Distributions with respect to the Preferred Stock will be taxed as dividend income to the extent paid out of our current or accumulated earnings and profits for U.S. federal income tax purposes. If you are a non-corporate U.S. holder, the maximum rate at which you will be taxed on dividends paid to you generally will be 20%; provided that you hold your shares of Preferred Stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (or, if the dividend is attributable to a period or periods aggregating over 366 days; provided that you hold your shares of Preferred Stock for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date), including the date of disposition but excluding the date of acquisition. The length of time that a U.S. holder is deemed to have held its stock for these purposes is reduced for periods during which the holder’s risk of loss with respect to the stock is diminished by the existence of certain options, contracts to sell, short sales or other similar transactions. If you are taxed as a corporation, except as described below, dividends generally will be eligible for the dividends-received deduction.

If a distribution exceeds our current or accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in the Preferred Stock (and you will be required to reduce your tax basis (but not below zero) accordingly) and thereafter as capital gain from the sale or exchange of such Preferred Stock.

Dividends that exceed certain thresholds in relation to your tax basis in the Preferred Stock could be characterized as an “extraordinary dividend” under the Code. If you are a non-corporate U.S. holder and you receive an extraordinary dividend, you will be required to treat any losses on the sale of our Preferred Stock as long-term capital losses to the extent of the extraordinary dividends you receive that qualify for the preferential rates described above. The deductibility of capital losses is subject to limitations.

U.S. holders of our Preferred Stock should consult their own tax advisers with respect to the potential application of the “extraordinary dividend” rules to their investment in our Preferred Stock.

Dividends Received Deduction

Distributions paid to U.S. corporate holders of the Preferred Stock that are dividends for U.S. federal income tax purposes generally will be eligible for the dividends received deduction provided by section 243(a)(1) of the Code. Currently, this deduction generally is equal to 50% of the amount of any such distribution. However, the deduction is available only with respect to stock held for more than 45 days during the 91-day period beginning 45 days before the relevant ex-dividend date (or 90 days during the 181-day period beginning 90 days before the relevant ex-dividend date in the case of a dividend attributable to periods in excess of 366 days), including the date of disposition but excluding the date of acquisition. The length of time that a U.S. corporate holder is deemed to have held its stock for these purposes is reduced for periods during which the holder’s risk of loss with respect to the stock is diminished by the existence of certain options, contracts to sell, short sales or other similar transactions.

The benefit of the dividends received deduction to a U.S. corporate holder of the Preferred Stock may be effectively reduced or eliminated by operation of the “extraordinary dividend” provisions of section 1059 of the Code, which require the U.S. corporate recipient to reduce its adjusted tax basis in its stock by the amount excluded from income as a result of the dividends received deduction. Any excess of the excluded amount over basis would be treated as capital gain from the sale or exchange of the Preferred Stock for the taxable year in which the “extraordinary dividend” is received. A dividend would be treated as “extraordinary” if (1) it equals or exceeds 5% of the holder’s adjusted tax basis in the stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (2) it exceeds 20% of the holder’s adjusted tax basis in the stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend.

Redemptions and Dispositions

The redemption of the Preferred Stock will generally be a taxable event. Such redemption will be taxed in the same manner as a distribution unless the redemption (i) results in a “complete termination” of the holder’s stock interest in us (under section 302(b)(3) of the Code), (ii) results in a “substantially disproportionate” redemption of stock with respect to the holder (under section 302(b)(2) of the Code) or (iii) is “not essentially equivalent to a dividend” with respect to the holder (under section 302(b)(1) of the Code). In determining whether the redemption is subject to tax as a distribution, the holder generally must take into account not only the stock the holder actually owns but also stock that the holder constructively owns within the meaning of section 318 of the Code. For this purpose, the holder is generally deemed to own any shares of our stock that are owned, or deemed owned, by certain related persons and entities, as well as any shares that the holder or a related person or entity has the right to acquire by exercise of an option. A redemption will be considered to be “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. holder’s deemed percentage of stock ownership of our stock applying constructive ownership rules. The Internal Revenue Service (the “IRS”) has ruled that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs can be considered to have experienced a “meaningful reduction” if the stockholder has even a small reduction in such stockholder’s deemed percentage of stock ownership.

If the redemption of the Preferred Stock is not subject to tax as a distribution, the redemption will result in capital gain or loss to the holder, in an amount equal to the difference between the amount realized and the holder’s adjusted tax basis in the stock redeemed. The amount realized by a holder will be the amount of cash received in the redemption (other than cash received with respect to declared dividends, which will be treated as distributions in the manner described above under “—Distributions on the Preferred Stock”). This gain or loss will be long-term capital gain or capital loss if you have held the Preferred Stock for more than one year at the time of the redemption.

A holder that sells or otherwise disposes of shares of the Preferred Stock in a taxable disposition (other than by redemption) generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale or other disposition and the holder’s adjusted tax basis in the shares sold or disposed of. This gain or loss will be long-term capital gain or capital loss if the holder has held the shares for more than one year at the time of the sale or other disposition.

Long-term capital gain recognized by a non-corporate U.S. holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, if you are a non-corporate U.S. holder, dividend payments, or other taxable distributions, made on your Preferred Stock, as well as the payment of the proceeds from the sale or redemption of your Preferred Stock that are made within the United States, will be subject to information reporting requirements. Additionally, backup withholding, currently at a rate of 24%, will apply to such payments if you are a non-corporate U.S. holder and you (i) fail to provide to the applicable withholding agent a taxpayer identification number, (ii) furnish an incorrect taxpayer identification number, (iii) are notified by the IRS that you have failed to properly report payments of interest or dividends, or (iv) under certain circumstances, fail to certify, under penalty of perjury, that you have furnished a correct taxpayer identification number and have not been notified by the IRS that you are subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability; provided that the required information is timely provided to the IRS.

Non-U.S. Holders

The following is a general discussion of the U.S. federal income tax consequences to Non-U.S. holders of their acquisition, ownership and disposition of the Preferred Stock. For this purpose, a “Non-U.S. holder” is an individual, corporation, trust or estate that is a beneficial owner of the Preferred Stock and is not a U.S. holder.

Distributions on the Preferred Stock

Except as described below, if you are a Non-U.S. holder of the Preferred Stock, dividends paid to you are subject to U.S. federal withholding tax at a 30% rate or, if an income tax treaty applies and certain certification requirements are satisfied (as described below), a lower rate specified by the treaty. Non-U.S. holders should consult their own tax advisers regarding their entitlement to benefits under a relevant tax treaty.

The U.S. federal withholding tax generally is imposed on the gross amount of a distribution, regardless of whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes.

A Non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under a tax treaty may establish its entitlement to the benefit of a reduced rate of withholding under such tax treaty by timely filing a properly completed IRS Form W-8BEN or W-8BEN-E (or a successor form) with the applicable withholding agent prior to the payment of a dividend. A Non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax under a tax treaty or with respect to which any distribution is treated as a non-taxable return of capital or as capital gain because it is in excess of our current and accumulated earnings and profits as described above under “U.S. Holders—Distributions on the Preferred Stock” may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.

Dividends paid on the Preferred Stock that are effectively connected with a Non-U.S. holder’s conduct of a trade or business within the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment that a Non-U.S. holder maintains in the United States, are exempt from U.S. federal withholding tax if the Non-U.S. holder timely furnishes to the applicable withholding agent a properly completed IRS Form W-8ECI (or successor form) containing the Non-U.S. holder’s taxpayer identification number.

However, dividends exempt from U.S. federal withholding tax because they are effectively connected with the conduct of a U.S. trade or business are subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the holder were a U.S. holder (unless an applicable income tax treaty provides otherwise). In addition, if you are a corporate Non-U.S. holder, any effectively connected dividends that you receive may, under certain circumstances, be subject to an additional U.S. “branch profits tax” at a 30% rate (or a lower rate if specified by an applicable tax treaty).

Gain on Disposition of the Preferred Stock

A Non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale or other disposition of the Preferred Stock unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. holder within the United States, and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment that the Non-U.S. holder maintains in the United States. In such a case, unless an applicable tax treaty provides otherwise, the Non-U.S. holder generally will be taxed on its net gain derived from the sale or other disposition at regular graduated U.S. federal income tax rates in the same manner as if the holder were a U.S. holder, and in the case of a corporate Non-U.S. holder, may also be subject to a U.S. branch profits tax at a 30% rate (or a lower rate if specified by an applicable tax treaty) on its effectively connected earnings and profits; or
•	the Non-U.S. holder is an individual, is present in the United States for 183 days or more days in the taxable year of the disposition and certain other conditions exist. In such a case, the Non-U.S. holder will be subject to a flat 30% tax (or a lower rate if specified by an applicable tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States; or
•	at any time during the shorter of the 5-year period ending on the date of the sale or other disposition of our Preferred Stock or the period that the Non-U.S. holder held the Preferred Stock, our company is classified as a “United States real property holding corporation” for U.S. federal income tax purposes and, if our Preferred Stock is treated as “regularly traded on an established securities market,” only if the Non-U.S. holder owns or is treated as owning more than 5% of the Preferred Stock at any time within such period. A United States real property holding corporation generally is defined as a corporation the fair market value of whose U.S. real property interests equals or exceeds 50% of the sum of the total fair market values of (i) its U.S. real property interests, (ii) its interests in real property located outside the United States, and (iii) any other of its assets used or held for use in a trade or business. In such a case, any taxable gain generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. We believe that we are not, and do not currently anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes.

Redemption of the Preferred Stock

Redemption of your Preferred Stock generally will be a taxable event. You will be treated as if you had sold your Preferred Stock, with the consequences described in “—Gain on Disposition of the Preferred Stock” above, if the redemption:

•	results in a complete termination of your stock interest in us;
•	is substantially disproportionate with respect to you; or
•	is not essentially equivalent to a dividend with respect to you.

In determining whether any of these tests have been met, the holder generally must take into account not only the stock the holder actually owns but also stock the holder constructively owns within the meaning of section 318 of the Code. See “U.S. Holders—Redemptions and Dispositions” above for further information on these tests.

If a redemption does not meet any of the tests described above, the redemption will be treated as a distribution, with the consequences described in “—Distributions on the Preferred Stock” above.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS (annually, on IRS Form 1042-S) in connection with payments of dividends on our Preferred Stock. Unless the Non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Preferred Stock and the Non-U.S. holder may be subject to U.S. backup withholding (currently at a rate of 24%) on dividend payments on the Preferred Stock or on the proceeds from a sale or other disposition of the Preferred Stock. The certification procedures required to claim a reduced rate of withholding under a treaty for dividends as described above will satisfy the certification requirements necessary to establish that the Non-U.S. holder is not a U.S. person and avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund; provided that the required information is timely furnished to the IRS.

Non U.S. holders should consult their tax advisers regarding the application of the information reporting and backup withholding rules to them.

Additional Withholding Requirements

Under sections 1471 through 1474 of the Code and the Treasury regulations issued thereunder (commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our Preferred Stock if paid to:

•	a “foreign financial institution” (as defined under FATCA) which does not furnish proper documentation, typically on IRS Form W-BEN-E, evidencing either (i) an exemption from FATCA withholding or (ii) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or
•	a “non-financial foreign entity” (as defined under FATCA) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA or (ii) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any).

On December 13, 2018, the IRS and the Treasury Department issued proposed regulations that provide certain guidance and relief from the regulatory burden associated with FATCA (the “Proposed Regulations”). The Proposed Regulations provide that the gross proceeds from a disposition of stock, such as our Preferred Stock, is no longer subject to the 30% U.S. federal withholding tax pursuant to FATCA. With limited exceptions, the IRS and the Treasury Department provide that taxpayers can generally rely on the Proposed Regulations until final regulations are issued. If a dividend payment is subject to withholding both under FATCA and the withholding rules discussed above under “—Distributions on the Preferred Stock”, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.

Non U.S. holders of our Preferred Stock should consult their own tax advisers regarding these requirements and whether they may be relevant to their ownership and disposition of our Preferred Stock.

CERTAIN ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, or other retirement plan, account or arrangement to acquire or hold shares of the Preferred Stock should consider whether an investment in shares of the Preferred Stock would be consistent with the documents and instruments governing the plan as well as applicable fiduciary requirements, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” or Section 4975 of the Code.

Plan Assets

ERISA and the regulations promulgated under ERISA by the U.S. Department of Labor (the “Plan Assets Regulations”) generally provide that, when a Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established that either less than 25 percent of the total of each class of equity interest in the entity is held by “benefit plan investors” (as defined in 3(42) of ERISA) (the “25 percent test”), or the entity is an “operating company,” as defined in the Plan Asset Regulations. An “equity interest” is any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and has no substantial equity features. Under the Plan Asset Regulations, an “operating company” is an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital.

We will not be an investment company registered under the Investment Company Act, and we will not monitor whether investment in shares of our Preferred Stock by benefit plan investors will satisfy the 25 percent test. In addition, there can be no assurance that the Preferred Stock will constitute “publicly offered securities” for purposes of the Plan Asset Regulations. We believe that we qualify as an “operating company,” although no assurance can be given in this regard.

If our assets were deemed to be “plan assets” under ERISA, however, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

Prohibited Transactions

Section 406 of ERISA and Section 4975 of the Code, as applicable, prohibit plans subject to Title I of ERISA and/or Section 4975 of the Code (including entities such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts whose underlying assets include the assets of such plans, which we refer to collectively as “Plans” and individually as a “Plan”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest,” under ERISA or “disqualified persons” under the Code, or “parties in interest” with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA and Section 414(e) of the Code with respect to which the election provided by Section 410(d) of the Code has not been made), and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws, or “Similar Laws.”

The acquisition, holding or disposition of shares of the Preferred Stock by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, the underwriters or certain of our affiliates or affiliates of the underwriters are or become a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the shares of the Preferred Stock are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of shares of the Preferred Stock. These class exemptions include:

•	PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers);
•	PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts);

•	PTCE 91-38 (for certain transactions involving bank collective investment funds);
•	PTCE 95-60 (for transactions involving certain insurance company general accounts); and
•	PTCE 96-23 (for transactions managed by in-house asset managers).

In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase, holding and sale of securities offered hereby.

ERISA Representations

There can be no assurance that all of the conditions of any such exemptions will be satisfied. Each purchaser or holder of shares of the Preferred Stock or any interest therein, and each person making the decision to purchase or hold shares of the Preferred Stock on behalf of any such purchaser or holder will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that (on each day from the date on which the purchaser or holder acquires its interest in shares of the Preferred Stock to the date on which the purchaser disposes of its interest in shares of the Preferred Stock) either: (a) its purchase and holding of shares of the Preferred Stock is not made on behalf of or with “plan assets” of any Plan; or (b) if its purchase and holding of shares of the Preferred Stock is made on behalf of or with the “plan assets” of a Plan, then (i) its purchase and holding of shares of the Preferred Stock will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (ii) neither Synovus nor any of our affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of shares of the Preferred Stock and has not provided any advice concerning the purchase or holding of shares of the Preferred Stock. Each purchaser and holder of shares of the Preferred Stock or any interest therein on behalf of any governmental plan, church plan, and foreign plan will be deemed to have represented and warranted by its purchase or holding of shares of the Preferred Stock or any interest therein that such purchase and holding does not violate any applicable Similar Laws or rules.

Additionally, if any purchaser or subsequent transferee of shares of our Preferred Stock is using assets of any Plan to acquire or hold our Preferred Stock, such purchaser and subsequent transferee will be deemed to represent that (1) it is not a beneficiary of a Plan that is an individual retirement account (“IRA”), or relative of the IRA owner/beneficiary (such as a spouse, ancestor, lineal descendant, spouse of a lineal descendant, brother, sister, or a spouse of a brother or sister) in the case of a Plan that is an IRA, and (2) (i) none of us, the underwriters, or any of our or their respective affiliates has acted as the Plan’s fiduciary, or has been relied upon for or provided any advice, with respect to the purchaser’s or transferee’s decision to acquire, hold or dispose of any shares of our Preferred Stock and none of us, the underwriters, or any of our or their respective affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, hold or dispose of any shares of our Preferred Stock and (ii) the decision to invest in our Preferred Stock has been made at the recommendation or direction of an “independent fiduciary” (“independent Fiduciary”) within the meaning of U.S. Code of Federal Regulations 29 C.F.R. Section 2510.3-21(c)(1), as amended from time to time (the “Fiduciary Rule”), who (a) is independent of us and the underwriters and our and their respective affiliates; (b) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule), (c) is a fiduciary (under ERISA and/or Section 4975 of the Code) with respect to the purchaser’s or transferee’s investment in shares of our Preferred Stock and is responsible for exercising independent judgment in evaluating the investment in shares of our Preferred Stock; (d) is either (A) a bank as defined in Section 202 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency of the United States; (B) an insurance carrier which is qualified under the laws of more than one state of the United States to perform the services of managing, acquiring or disposing of assets of such a Plan; (C) an investment adviser registered under the Advisers Act or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; (D) a broker dealer registered under the Exchange Act; and/or (E) an Independent Fiduciary (not described in clauses (A), (B), (C) or (D) above) that holds or has under management or control total assets of at least $50 million, and will at all times that such purchaser or transferee holds shares of our Preferred Stock hold or have under management or control total assets of at least $50 million; and (e) is aware of and acknowledges that (I) none of us, the underwriters, and any of our or their respective affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchaser’s or transferee’s investment in shares of our Preferred Stock and (ii) the underwriters and their respective affiliates have a financial interest in the purchaser’s or transferee’s investment in shares of our Preferred Stock on account of the fees and other remuneration they expect to receive in connection with transactions contemplated hereunder. The representations contained in this paragraph are intended to comply with the 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). To the extent these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing shares of the Preferred Stock on behalf of or with “plan assets” of any Plan or plan asset entity consult with their counsel regarding the potential consequences if our assets were deemed to be “plan assets,” availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under Similar Laws, as applicable.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the shares of the Preferred Stock described in this prospectus through a number of underwriters. BofA Securities, Inc. is acting as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of the Preferred Stock listed next to its name in the following table:

Underwriters	Number of shares
BofA Securities, Inc.	7,000,000
J.P. Morgan Securities LLC	4,200,000
Sandler O’Neill & Partners, L.P.	1,400,000
Synovus Securities, Inc.	1,400,000

Total	14,000,000

The underwriters are committed to purchase all the shares of the Preferred Stock offered by us if they purchase any shares of the Preferred Stock. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of the Preferred Stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.118125 per share or $0.075 per share in the case of sales to certain institutions. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.07875 per share or $0.05 per share in the case of sales to certain institutions from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The shares of the Preferred Stock are a new issue of securities, and there is currently no established trading market for the Preferred Stock. We intend to file an application to list the Preferred Stock on the NYSE under the symbol “SNVPrE.” If the application is approved, we expect trading of the Preferred Stock on the NYSE to begin within the 30-day period after the initial delivery of the Preferred Stock. The underwriters have advised us that they intend to make a market in the Preferred Stock. However, they are not obligated to do so and may discontinue any market making in the shares of the Preferred Stock at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the Preferred Stock will develop, that you will be able to sell your shares of the Preferred Stock at a particular time or that the price you receive when you sell will be favorable.

Underwriting Discounts and Commissions

The underwriting fee is equal to the public offering price per share of the Preferred Stock less the amount paid by the underwriters to us per share of the Preferred Stock. The underwriting fee is $0.7875 per share or $0.500 per share in the case of sales to certain institutions. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters.

Per Share(1)	$0.5698
Total	$7,777,500
(1)	The underwriting discount is calculated using an average weighted sum of $0.7875 per share of Preferred Stock for sales to retail investors (3,400,000 shares) and $0.5000 per share of Preferred Stock for sales to institutional investors (10,600,000 shares), and does not include certain reimbursements that the underwriters have agreed to make to us in respect of certain expenses incurred by us in connection with this offering.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1,000,000.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Settlement

We expect that delivery of the shares of Preferred Stock will be made to investors on or about July 1, 2019, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of Preferred Stock prior to the second business day before the delivery of the shares hereunder will be required, by virtue of the fact that the shares initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the shares of Preferred Stock who wish to trade the shares prior to the second business day before their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of the Preferred Stock or any securities substantially similar to or convertible into or exchangeable for the Preferred Stock, or any options or warrants to purchase any shares of the Preferred Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of the Preferred Stock, in each case without the prior written consent of the representatives for a period from the date hereof through and including the date that is 30 days after the closing date of this offering.

Price Stabilization and Short Positions

Until the distribution of the shares of Preferred Stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing shares of our Preferred Stock. However, the representatives may engage in transactions that have the effect of stabilizing the price of the shares of our Preferred Stock, such as purchases and other activities that peg, fix or maintain that price.

In connection with this offering, the underwriters may bid for or purchase and sell shares of our Preferred Stock in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of our Preferred Stock than they are required to purchase in this offering creating a short position. The underwriters may close out any short position by purchasing shares in the open market.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales and other activities may have the effect of raising or maintaining the market price of shares of our Preferred Stock or preventing or retarding a decline in the market price of shares of our Preferred Stock. As a result, the price of shares of our Preferred Stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of our Preferred Stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Sales Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Canada

The Preferred Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Preferred Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Preferred Stock is not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EC (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Preferred Stock or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Preferred Stock or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This Prospectus Supplement has been prepared on the basis that any offer of Preferred Stock in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Preferred Stock. This Prospectus Supplement is not a prospectus for the purposes of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Conflicts of Interest

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans and may do so in the future.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities including potentially the Preferred Stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Preferred Stock offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Our affiliate, Synovus Securities, Inc. is a member of FINRA and an underwriter in this offering. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Because Synovus Securities, Inc. is not primarily responsible for managing this offering, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. Synovus Securities, Inc. will not confirm sales of the Preferred Stock to any account over which it exercises discretionary authority without the prior written approval of the customer.

VALIDITY OF SECURITIES

The validity of the securities and certain other legal matters in connection with this offering will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Synovus Financial Corp. as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and the assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of FCB Financial Holdings, Inc. as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated in this prospectus supplement by reference from Synovus Financial Corp.’s Current Report on Form 8-K filed with the SEC on June 24, 2019 have been incorporated by reference herein in reliance upon the reports of Grant Thornton LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS
DEBT SECURITIES
PURCHASE CONTRACTS
UNITS

The securities listed above may be offered and sold by us or by selling shareholders to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide specific terms of each issuance of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement. Synovus Financial Corp.’s common stock is traded on the New York Stock Exchange under the trading symbol “SNV.”

Any securities offered by this prospectus and any accompanying prospectus supplement will be equity securities or unsecured obligations and will not be savings accounts, deposits or other obligations of any banking or non-banking subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Investing in these securities involves certain risks. You should carefully read and consider the information referred to under the heading “Risk Factors” beginning on page 5 of this prospectus and set forth in the documents incorporated by reference herein before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 4, 2016.

ABOUT THIS PROSPECTUS

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Synovus,” “we,” “us,” “our,” or similar references mean Synovus Financial Corp. and its consolidated subsidiaries.

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Using this process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time this prospectus is used to offer and sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of the document and that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS

Certain statements made or incorporated by reference in this prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements with respect to Synovus’ beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance and involve known and unknown risks, many of which are beyond Synovus’ control and which may cause Synovus’ actual results, performance or achievements or the commercial banking industry or economy generally, to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through Synovus’ use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “predicts,” “could,” “should,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for Synovus’ future business and financial performance and/or the performance of the commercial banking industry and economy in general. Forward-looking statements are based on the current beliefs and expectations of Synovus’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this document. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to:

(1)	the risk that competition in the financial services industry may adversely affect our future earnings and growth;
(2)	the risk that we may not realize the expected benefits from our efficiency and growth initiatives, which will negatively affect our future profitability;
(3)	the risk that our enterprise risk management framework may not identify or address risks adequately, which may result in unexpected losses;
(4)	the risk that our allowance for loan losses may prove to be inadequate or may be negatively affected by credit risk exposures;

(5)	the risk that any future economic downturn could have a material adverse effect on our capital, financial condition, results of operations and future growth;
(6)	changes in the interest rate environment and competition in our primary market area may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income;
(7)	the risk that we may be required to make substantial expenditures to keep pace with the rapid technological changes in the financial services market;
(8)	risks related to a failure in or breach of our operational or security systems of our infrastructure, or those of our third party vendors and other service providers, including as a result of cyber-attacks, which could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs or cause losses;
(9)	risks related to our reliance on third parties to provide key components of our business infrastructure, including the costs of services and products provided to us by third parties, and risks related to disruptions in service or financial difficulties of a third party vendor;
(10)	our ability to attract and retain key employees;
(11)	the risk that we could realize losses if we determine to sell non-performing assets and the proceeds we receive are lower than the carrying value of such assets;
(12)	the risk that we may not be able to identify suitable acquisition targets as part of our growth strategy and even if we are able to identify suitable acquisition targets, we may not be able to complete such acquisitions or successfully integrate bank or nonbank acquisitions into our existing operations;
(13)	the impact of recent and proposed changes in governmental policy, laws and regulations, including proposed and recently enacted changes in the regulation of banks and financial institutions, or the interpretation or application thereof, including restrictions, increased capital requirements, limitations and/or penalties arising from banking, securities and insurance laws, enhanced regulations and examinations and restrictions on compensation;
(14)	the impact on our financial results, reputation, and business if we are unable to comply with all applicable federal and state regulations or other supervisory actions or directives and any necessary capital initiatives;
(15)	the risks that if economic conditions worsen or regulatory capital rules are modified, or the results of mandated “stress testing” do not satisfy certain criteria, we may be required to undertake additional strategic initiatives to improve our capital position;
(16)	changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which we are perceived in such markets, including a downgrade in our credit ratings;
(17)	restrictions or limitations on access to funds from historical and alternative sources of liquidity could adversely affect our overall liquidity, which could restrict our ability to make payments on our obligations and our ability to support asset growth and sustain our operations and the operations of Synovus Bank;
(18)	the risk that we may be unable to pay dividends on our common stock or Series C Preferred Stock or obtain any applicable regulatory approval to take certain capital actions, including any increases in dividends on our common stock, any repurchases of common stock or any other issuance or redemption of any other regulatory capital instruments;
(19)	our ability to receive dividends on our common stock, any repurchases of common stock or any other issuance or redemption of any other regulatory capital instruments;
(20)	the risk that further downgrades of U.S. government securities by one or more of the credit ratings agencies could have a material effect on our operations, earnings, and financial condition;
(21)	risks related to recent and proposed changes in the mortgage banking industry, including the risk that we may be required to repurchase mortgage loans sold to third parties and the impact of the “ability to pay” and “qualified mortgage” rules on our loan origination process and foreclosure proceedings;

(22)	the risk that for our deferred tax assets, we may be required to increase the valuation allowance in future periods, or we may not be able to realize all of the deferred tax assets in the future;
(23)	the risk that we could have an “ownership change” under Section 382 of the IRC, which could impair our ability to timely and fully utilize our net operating losses and built-in losses that may exist when such “ownership change” occurs;
(24)	the costs and effects of litigation, investigations, inquiries or similar matters, or adverse facts and developments related thereto;
(25)	risks related to the fluctuations in our stock price;
(26)	the effects of any damages to our reputation resulting from developments related to any of the items identified above; and
(27)	other factors and other information contained in this prospectus and in other reports and filings that we make with the SEC under the Exchange Act, including, without limitation, those found in “Part I – Item 1A. – Risk Factors” of Synovus’ 2015 Form 10-K.

For a discussion of these and other risks that may cause actual results to differ from expectations, refer to “Part I – Item 1A. Risk Factors” and other information contained in Synovus’ 2015 Form 10-K and our other periodic filings, including quarterly reports on Form 10-Q and current reports on Form 8-K, that we file from time to time with the SEC. All written or oral forward-looking statements that are made by or are attributable to Synovus are expressly qualified by this cautionary notice. You should not place undue reliance on any forward-looking statements since those statements speak only as of the date on which the statements are made. Synovus undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of new information or unanticipated events, except as may otherwise be required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s web site (http://www.sec.gov). Our common stock is listed on the New York Stock Exchange (NYSE) under the symbol “SNV,” and all such reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060. Finally, we maintain an Internet site where you can find additional information. The address of our Internet site is http://www.synovus.com. All internet addresses provided in this prospectus or in any accompanying prospectus supplement are for informational purposes only and are not intended to be hyperlinks. In addition, the information on our Internet site, or any other Internet site described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any accompanying prospectus supplement or other offering materials.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the exhibits thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus from the date of filing those documents. Any reports filed by us with the SEC on or after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about Synovus and its financial condition:

(a)	Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 29, 2016;
(b)	Those portions of the Definitive Proxy Statement on Schedule 14A filed by Synovus on March 11, 2016 in connection with its 2016 Annual Meeting of Shareholders that are incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2015;
(c)	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed on May 5, 2016, and for the quarter ended June 30, 2016, filed on August 3, 2016;
(d)	Current Reports on Form 8-K filed February 16, 2016, February 18, 2016, April 21, 2016, April 27, 2016, July 11, 2016 and July 22, 2016. (in all instances other than information in such reports that is furnished and not deemed to be filed);
(e)	The description of Synovus’ common stock, $1.00 par value per share, set forth in the registration statement on Form 8-A/A filed with the SEC on December 17, 2008, including any amendment or report filed with the SEC for the purpose of updating this description; and
(f)	The description of Synovus’ preferred stock purchase rights, set forth in the Current Report on Form 8-K filed with the SEC on April 26, 2010, including the registration statement on Form 8-A filed on April 29, 2010, as amended on September 6, 2011 and April 24, 2013, and any other amendment, report or registration statement on Form 8-A filed with the SEC for the purpose of updating this description.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates (other than information in such documents that is furnished and not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of those documents. In case of a conflict or inconsistency between information contained in this prospectus are any accompanying prospectus supplement and information incorporated by reference into this prospectus and any accompanying prospectus supplement, you should rely on the information that was filed later.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference therein); we will provide this information at no cost to the requester upon written or oral request to:

Director of Investor Relations
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
(706) 649-3555

SYNOVUS FINANCIAL CORP.

Synovus Financial Corp. is a financial services company and a registered bank holding company headquartered in Columbus, Georgia. We provide integrated financial services including commercial and retail banking, financial management, insurance and mortgage services to our customers through 28 locally-branded banking divisions of our wholly-owned subsidiary bank, Synovus Bank, and other offices in Georgia, Alabama, South Carolina, Florida and Tennessee.

Our relationship-driven community banking model is built on creating long-term relationships with our customers. This relationship banking approach allows our bankers to serve their customers’ individual needs and demonstrates our commitment to the communities in which we operate. We believe that these factors position us to take advantage of future growth opportunities in our existing markets.

We were incorporated under the laws of the State of Georgia in 1972. Our principal executive offices are located at 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901 and our telephone number at that address is (706) 649-2311. Our Common Stock is traded on the NYSE under the symbol “SNV.”

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q which descriptions are incorporated by reference herein, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” above.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

We will not receive any proceeds from the resale of shares of common stock by selling shareholders under this prospectus or any supplement to it.

RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Six months ended June 30,	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges
Including interest on deposits	3.71x	3.84x	3.59x	3.00x	1.20x	0.74x
Excluding interest on deposits	6.31x	6.90x	5.89x	5.08x	1.50x	nm
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Including interest on deposits	3.44x	3.55x	3.30x	2.27x	0.87x	0.59x
Excluding interest on deposits	5.47x	5.90x	5.06x	3.06x	0.78x	nm

For the year ended December 31, 2011, earnings were insufficient to cover fixed charges by $59.5 million (including and excluding interest on deposits) and were insufficient to cover fixed charges and preferred stock dividends by $117.6 million (including and excluding interest on deposits). For the year ended December 31, 2012, earnings were insufficient to cover fixed charges and preferred stock dividends by $27.2 million (including and excluding interest on deposits).

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that Synovus or any selling shareholders may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the terms of our common stock and preferred stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Georgia law and our articles of incorporation and bylaws. Our articles of incorporation and bylaws, as amended, are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC. See the “Incorporation of certain information by reference” section of this prospectus supplement.

General

Our authorized capital stock consists of 342,857,142 shares of common stock, par value $1.00 per share, and 100,000,000 shares of preferred stock, no par value. As of June 30, 2016, there were 124,047,659 shares of our common stock and 5,200,000 shares of our preferred stock issued and outstanding. All outstanding shares of our common stock and preferred stock are, and the shares to be sold under this prospectus supplement will be, when issued and paid for, fully paid and non-assessable.

Common Stock

Voting Rights

Although we only have one class of common stock, certain shares of our common stock are entitled to ten votes per share on each matter submitted to a vote at a meeting of shareholders, including common stock held as described below. The common stock offered in this offering is only entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders. Holders of our common stock are entitled to ten votes on each matter submitted to a vote at a meeting of shareholders for each share of our common stock that:

•	has had the same beneficial owner since April 24, 1986;
•	was acquired by reason of participation in a dividend reinvestment plan offered by us and is held by the same beneficial owner for whom it was acquired under such plan;
•	is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by us where the resolutions adopted by our board of directors approving such issuance specifically reference and grant such rights;
•	was acquired under any employee, officer and/or director benefit plan maintained for one or more of our and/or our subsidiaries’ employees, officers and/or directors, and is held by the same beneficial owner for whom it was acquired under such plan;
•	is held by the same beneficial owner to whom it was issued by us, or to whom it was transferred by us from treasury shares, and the resolutions adopted by our board of directors approving such issuance and/or transfer specifically reference and grant such rights;
•	has been beneficially owned continuously by the same shareholder for a period of forty-eight (48) consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted; or
•	is owned by a holder who, in addition to shares which are beneficially owned under any of the other requirements set forth above, is the beneficial owner of less than 162,723 shares of our common stock, which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986 and with such amount to be appropriately adjusted to properly reflect any other change in our common stock by means of a stock split, a stock dividend, a recapitalization or other similar action occurring after April 24, 1986.

For purposes of determining voting power under the provisions above, any share of our common stock acquired pursuant to stock options shall be deemed to have been acquired on the date the option was granted, and any shares of common stock acquired as a direct result of a stock split, stock dividend or other type of share distribution will be deemed to have been acquired and held continuously from the date on which shares with regard to such dividend shares were issued were acquired.

Holders of shares of our common stock not described above are entitled to one vote per share for each such share. A shareholder may own both ten-vote shares and one-vote shares, in which case he or she will be entitled to ten votes for each ten-vote share and one vote for each one-vote share.

In connection with various meetings of our shareholders, shareholders are required to submit to our board of directors satisfactory proof necessary for the board of directors to determine whether such shareholders’ shares of our common stock are ten-vote shares. If such information is not provided to our board of directors, shareholders who would, if they had provided such information, be entitled to ten votes per share, are entitled to only one vote per share.

Our common stock is registered with the SEC and is listed on the NYSE. Accordingly, our common stock is subject to a NYSE rule, which, in general, prohibits a company’s common stock and equity securities from being listed on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a “grandfather” provision, under which voting rights for our common stock qualifies, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted.

Except with respect to voting, ten-vote shares and one-vote shares are identical in all respects and constitute a single class of stock, i.e., our common stock. Neither the ten-vote shares nor the one-vote shares have a preference over the other with regard to dividends or distributions upon liquidation.

Preemptive Rights; Cumulative Voting; Liquidation

Our common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of our common stock. In the event of liquidation, holders of our common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of our preferred stock. Holders of shares of our common stock are entitled to receive dividends when declared by the board of directors out of funds legally available therefor, subject to the rights of the holders of our preferred stock. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.

There are no redemption or sinking fund provisions applicable to our common stock.

Dividends

Synovus is a legal entity separate and distinct from its subsidiaries. Under the laws of the State of Georgia, we, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in our articles of incorporation, or unless, after payment of the dividend, we would not be able to pay our debts when they become due in the usual course of our business or our total assets would be less than the sum of our total liabilities. In addition, we are also subject to federal regulatory capital requirements that effectively limit the amount of cash dividends, if any that we may pay.

The Federal Reserve may restrict our ability to pay dividends on any class of capital stock or any other Tier 1 capital instrument if we are not deemed to have a strong capital position. In addition, we may have to reduce or eliminate dividends if:

•	our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;
•	our prospective rate of earnings retention is not consistent with the holding company’s capital needs and overall current and prospective financial condition; or
•	we will not meet, or are in danger of not meeting, the minimum regulatory capital adequacy ratios.

Further, Federal Reserve guidance provides that bank holding companies should consult with the Federal Reserve before taking any actions that could result in a diminished capital bases, including increasing dividends or redeeming or repurchasing common stock or other regulatory capital instruments.

The Federal Reserve Board has indicated that bank holding companies should carefully review their dividend policy and has in some cases discouraged payment unless both asset quality and capital are very strong. Additionally, we are subject to contractual restrictions that limit our ability to pay dividends if there is an event of default under such contract. Synovus is presently subject to, and in the future may become subject to, additional supervisory actions and/or enhanced regulation that could have a material negative effect on business, operating flexibility, financial condition, and the value of its common stock. See “Part I – Item 1. Business –Supervision, Regulation and Other Factors – Dividends,” “Part I – Item 1A. Risk factors – “We may become subject to supervisory actions and enhanced regulation that could have a material negative effect on our business, reputation, operating flexibility, financial condition and the value of our Common Stock and Preferred Stock” and “We may be unable to pay dividends on our Common Stock and Series C Preferred Stock” of Synovus’ 2015 Annual Report on Form 10-K for additional information regarding dividends on Synovus stock for further information.

The primary sources of funds for our payment of dividends to our shareholders are cash on hand and dividends from our subsidiary bank and our non-bank subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that our subsidiary bank and our non-banking subsidiaries may pay. Our subsidiary bank is a Georgia bank. Under the regulations of the Georgia Department of Banking and Finance, a Georgia bank must have approval of the Georgia Department of Banking and Finance to pay cash dividends if, at the time of such payment:

•	the ratio of Tier 1 capital to adjusted total assets is less than 6 percent;
•	the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50 percent of its net after-tax profits for the previous calendar year; or
•	its total classified assets in its most recent regulatory examination exceeded 80 percent of its Tier 1 capital plus its allowance for loan losses, as reflected in the examination.

In addition, the Georgia Financial Institutions Code contains restrictions on the ability of a Georgia bank to pay dividends other than from retained earnings without the approval of the Georgia Department of Banking and Finance.

The Federal Deposit Insurance Corporation Improvement Act generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the institution would thereafter be undercapitalized. In addition, federal banking regulations applicable to us and our bank subsidiary require minimum levels of capital that limit the amounts available for payment of dividends. In addition, federal banking regulations applicable to us and our bank subsidiaries require minimum levels of capital that limit the amounts available for the payment of dividends. Finally, “stress testing requirements” established by the Dodd-Frank Act may impact the ability of some banks and bank holding companies to pay dividends. See “Part I – Item 1. Business – Supervision, Regulation and Other Factors – Dividends,” “Part I – Item 1A. Risk factors – “We may become subject to supervisory actions and enhanced regulation that could have a material negative effect on our business, reputation, operating flexibility, financial condition and the value of our Common Stock and Preferred Stock” and “We may be unable to pay dividends on our Common Stock and Series C Preferred Stock” of Synovus’ 2015 Annual Report on Form 10-K for additional information regarding dividends on Synovus stock for further information.

Preferred Stock

Our articles of incorporation provide that our board of directors has the authority, without further vote or action by our shareholders, to issue up to 100 million shares of preferred stock and may determine the preferences, limitations and relative rights of (i) any preferred stock before the issuance of any shares of preferred stock and (ii) one or more series of preferred stock, and designate the number of shares within that series, before the issuance of any shares of that series. Such preferences, limitations and relative rights may include dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The issuance of preferred stock could adversely affect the rights of holders of common stock.

On July 24, 2013, we authorized the issuance of 5,200,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, no par value (the “Series C Preferred Stock”), all of which were issued on July 25, 2013. The Series C Preferred Stock ranks senior to our common stock and at least equally with each other series of preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series C Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. We will pay non-cumulative cash dividends on the Series C Preferred Stock, when, as and if declared by our board of directors, based on the $25.00 liquidation preference at a per annum rate equal to (1) 7.875% for each dividend period from the original issue date to, but excluding August 1, 2018 and (2) three-month LIBOR plus 6.39% for each dividend period from and including August 1, 2018 through the redemption date of the Series C Preferred Stock, if any. Dividends on the Series C Preferred Stock are payable when, as, and if declared by our board of directors, quarterly in arrears. The Series C Preferred Stock has a liquidation preference of $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Liquidating distributions will be made on the Series C Preferred Stock only to the extent our assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any security ranking senior to the Series C Preferred Stock, and pro rata with any other shares of our stock ranking equal to the Series C Preferred Stock. The Series C Preferred Stock is perpetual and does not have any maturity date. The Series C Preferred Stock is redeemable at our option (i) in whole or in part, from time to time, on any dividend payment date on or after August 1, 2018 or (ii) in whole, but not in part, at any time within 90 days following a regulatory capital treatment event, in each case at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Accordingly, the Series C Preferred Stock will remain outstanding indefinitely unless and until we decide to redeem it and receive the prior approval of the Board of Governors of the Federal Reserve System applicable to bank holding companies to do so. The Series C Preferred Stock has no preemptive or conversion rights. The Series C Preferred Stock has no voting rights except with respect to (i) in the case of certain dividend non-payments only, the election of two directors; (ii) authorizing, increasing the authorized amount of, or issuing senior stock; (iii) authorizing material and adverse changes to the terms of the Series C Preferred Stock, whether by merger consolidation or otherwise; and (iv) as otherwise required under Georgia law.

On April 27, 2010, we authorized the issuance of up to 2,500 shares of our Series B Participating Cumulative Participating Preferred Stock, no par value (the “Series B Preferred Stock”), in connection with the adoption of our Shareholder Rights Plan discussed below. No shares of Series B Preferred Stock have been issued.

On December 17, 2008, we authorized the issuance of up to 973,350 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value (the “Series A Preferred Stock”), 967,870 of which were issued to the United States Department of the Treasury (the “Treasury”) on December 19, 2008. We redeemed all of the outstanding shares of the Series A Preferred Stock on July 26, 2013.

Warrant

In connection with our issuance of the Series A Preferred Stock referenced above, we also issued a warrant (the “Warrant”) to the Treasury to purchase up to 2,215,819 shares of our common stock, with a current exercise price of $65.52. The Warrant provides for the adjustment of the exercise price and the number of shares of our common stock issuable upon exercise pursuant to customary anti-dilution provisions, such as upon stock splits or distributions of securities or other assets to holders of our common stock, and upon certain issuances of our common stock at or below a specified price relative to the initial exercise price. The issuance of securities pursuant to a prospectus supplement will not trigger the anti-dilution provisions of the Warrant. The Warrant expires on December 19, 2018. Pursuant to the securities purchase agreement we entered into with the Treasury, the Treasury has agreed not to exercise voting power with respect to any share of common stock issued upon exercise of the Warrant.

Rights Plan

On April 26, 2010, our board of directors adopted a Shareholder Rights Plan (the “Rights Plan”). The purpose of the Rights Plan is to protect our ability to use certain tax assets, such as net operating loss carryforwards, capital loss carryforwards and certain built-in losses (the “Tax Benefits”), to offset future income. Our use of the Tax Benefits in the future would be substantially limited if we experience an “ownership change” for U.S. federal income tax purposes. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” (as defined under U.S. income tax laws) that exceeds 50 percentage points over a rolling three-year period.

The Rights Plan is designed to reduce the likelihood that we will experience an ownership change by discouraging (i) any person or group from becoming (a) a beneficial owner of 5% or more of the then outstanding common stock of Synovus or (b) a “5-percent shareholder” (as defined under the U.S. income tax laws) with respect to Synovus (in either case, a “Threshold Holder”) and (ii) any existing Threshold Holder from acquiring any additional stock of Synovus. There is no guarantee, however, that the Rights Plan will prevent us from experiencing an ownership change.

A corporation that experiences an ownership change will generally be subject to an annual limitation on certain of its pre-ownership-change tax assets in an amount generally equal to the equity value of the corporation immediately before the ownership change, multiplied by the “long-term tax-exempt rate” (subject to certain adjustments).

After giving careful consideration to this issue, our board of directors has concluded that the Rights Plan is in the best interests of Synovus and its shareholders.

In connection with the adoption of the Rights Plan, on April 26, 2010, our board of directors declared a dividend of one preferred stock purchase right (a “Right”) for each share of common stock outstanding at the close of business on April 29, 2010 (the “Record Date”) and authorized the issuance of one Right (subject to adjustment) in respect of each share of common stock issued after the Record Date.

Each Right will initially represent the right to purchase, for $84.00 (the “Purchase Price”), one one-millionth of a share of Series B Preferred Stock. The terms and conditions of the Rights are set forth in the Rights Plan.

The Rights will not be exercisable until the earlier of (i) the close of business on the 10th business day after the date (the “Stock Acquisition Date”) of the announcement that a person has become an Acquiring Person (as defined below) and (ii) the close of business on the 10th business day (or such later day as may be designated prior to the Stock Acquisition Date by our board of directors) after the date of the commencement of a tender or exchange offer by any person that could, if consummated, result in such person becoming an Acquiring Person. The date that the Rights become exercisable is referred to as the “Distribution Date.”

After any person has become an Acquiring Person, each Right (other than Rights treated as beneficially owned under certain U.S. tax rules by the Acquiring Person and certain of its transferees) will generally entitle the holder to purchase for the Purchase Price a number of millionths of a share of the Series B Preferred Stock having a market value of twice the Purchase Price.

An “Acquiring Person” means, in general, any Threshold Holder other than (A) Synovus or any subsidiary or employee benefit plan or compensation arrangement of Synovus; (B) the United States government; (C) certain “Existing Holders” (as defined in the Rights Plan) so long as each such holder does not acquire any additional stock of Synovus; (D) certain “Strategic Investors” (as defined in the Rights Plan) designated as such by our board of directors, so long as each such Strategic Investor satisfies the applicable requirements in the Rights Plan; (E) any person that our board of directors determines, in its sole discretion, has inadvertently become a Threshold Holder, so long as such person promptly divests sufficient shares so that such person is no longer a Threshold Holder; (F) any person that our board of directors determines, in its sole discretion, has not jeopardized or endangered, and likely will not jeopardize or endanger, our utilization of our Tax Benefits, so long as each such person does not acquire any additional stock of Synovus; and (G) any person that acquires at least a majority of our common stock through a “Qualified Offer” (as defined in the Rights Plan).

At any time on or after a Stock Acquisition Date, our board of directors may generally exchange all or part of the Rights (other than Rights treated as beneficially owned under certain U.S. tax rules by the Acquiring Person and certain of its transferees) for shares of Series B Preferred Stock at an exchange ratio of one one-millionth of a share of Series B Preferred Stock per Right.

The issuance of the Rights is not taxable to holders of our common stock for U.S. federal income tax purposes.

Our board of directors may redeem all of the Rights at a price of $0.000007 per Right at any time before a Distribution Date.

Prior to a Distribution Date, (i) the Rights will be attached to the shares of our common stock, (ii) in the case of certificated shares, the Rights will be evidenced by the certificates representing the shares, (iii) the Rights will be transferred with our common stock and (iv) the registered holders of our common stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights agent will mail separate certificates evidencing the Rights to each record holder of our common stock as of the close of business on the

Distribution Date (other than common stock treated as beneficially owned under certain U.S. tax rules by the Acquiring Person and certain of its transferees), and thereafter the Rights will be transferable separately from our common stock. The Rights will expire on April 29, 2019, unless earlier exchanged or redeemed.

At any time prior to a Distribution Date, the Rights Plan may be amended in any respect. At any time after the occurrence of a Distribution Date, the Rights Plan may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person or its affiliates).

A Rights holder has no rights as a shareholder of Synovus, including the right to vote and to receive dividends. The Rights Plan includes anti-dilution provisions designed to maintain the effectiveness of the Rights.

On September 6, 2011, Synovus amended the Rights Plan to appoint American Stock & Transfer Company, LLC as the successor rights agent. On April 24, 2013, our board of directors amended the Rights Plan to extend the final expiration date from April 27, 2013 to the close of business of April 28, 2016, and on April 20, 2016, our board of directors amended the Rights Plan to further extend the final expiration date to the close of business on April 29, 2019.

The above summary of the Rights Plan is qualified by the full text of the Rights Plan filed as Exhibit 4.1 to Synovus’ Current Report on Form 8-K filed with the SEC on April 26, 2010, including Amendment No. 1, Amendment No. 2 and Amendment No. 3 to the Rights Plan, filed as Exhibit 4.1 to Synovus’ Current Reports on Form 8-K filed with the SEC on September 6, 2011, April 24, 2013 and April 21, 2016, respectively, and incorporated herein by reference in its entirety.

Anti-Takeover Provisions

As described below, our articles of incorporation, bylaws and Rights Plan contain several provisions that may make us a less attractive target for an acquisition of control by an outsider who lacks the support of our board of directors.

Supermajority Approvals

Under our articles of incorporation and bylaws, as currently in effect, the vote or action of shareholders possessing 66-2/3% of the votes entitled to be cast by the holders of all the issued and outstanding shares of our common stock is required to

•	call a special meeting of our shareholders;
•	fix, from time to time, the number of members of our board of directors;
•	remove a member of our board of directors;
•	approve any merger or consolidation of our company with or into any other corporation, or the sale, lease, exchange or other disposition of all, or substantially all, of our assets to or with any other corporation, person or entity, with respect to which the approval of our shareholders is required by the provisions of the corporate laws of the State of Georgia; and
•	alter, delete or rescind any provision of our articles of incorporation.

This allows directors to be removed only by 66-2/3% of the votes entitled to be cast at a shareholders’ meeting called for that purpose. A potential acquirer with shares recently acquired, and not entitled to 10 votes per share, may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing our policies or control of our company.

Shareholder Action Without a Meeting

Our bylaws allow action by the shareholders without a meeting only by unanimous written consent.

Advance Notice for Shareholder Proposals or Nominations at Meetings

In accordance with our bylaws, shareholders may nominate persons for election to the board of directors or bring other business before a shareholders’ meeting only by delivering prior written notice to us and complying with certain other requirements. With respect to any annual meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. With respect to any special meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to date of the special meeting (or if the first public announcement of the date of the special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of such special meeting is made by us). Any notice provided by a shareholder under these provisions must include the information specified in the bylaws.

Evaluation of Business Combinations

Our articles of incorporation also provide that in evaluating any business combination or other action, our board of directors may consider, in addition to the amount of consideration involved and the effects on us and our shareholders, (1) the interests of our employees, depositors and customers and our subsidiaries and the communities in which offices of the corporation or our subsidiaries are located (collectively, the “Constituencies”), (2) the reputation and business practices of the offeror and its management and affiliates as it may affect the Constituencies and the future value of our stock and (3) any other factors the board of directors deems pertinent.

Rights Plan

Our board of directors adopted the Rights Plan (which is described in more detail in the section entitled “Description of Capital Stock – Rights Plan”) on April 26, 2010. On September 6, 2011, Synovus amended the Rights Plan to appoint American Stock & Transfer Company, LLC as the successor rights agent. On April 24, 2013, our board of directors amended the Rights Plan to extend the final expiration date to the close of business on April 28, 2016, and on April 20, 2016, our board of directors amended the Rights Plan to further extend the final expiration date to the close of business on April 29, 2019. The Rights Plan was adopted in an effort to protect our ability to use certain Tax Benefits and is not designed as an “anti-takeover plan” (for example, it does not apply to acquisitions of at least a majority of our common stock made in connection with a qualified offer to acquire 100% of our common stock). The Rights Plan may, however, have an anti-takeover effect in that it will cause substantial dilution to any person or group who attempts to acquire a significant interest in Synovus without advance approval from our board of directors. As a result, one effect of the Rights Plan may be to render more difficult or discourage any attempt to acquire Synovus.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue depositary shares, each of which would represent a fractional interest of a share of a particular series of preferred stock. We will deposit shares of preferred stock represented by depositary shares under a separate deposit agreement among Synovus, a preferred stock depositary and the holders of the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary share will possess, in proportion to the fractional interest of a share of preferred stock represented by the depositary share, all the rights and preferences of the preferred stock represented by the depositary shares.

Depositary receipts will evidence the depositary shares issued pursuant to the deposit agreement. Immediately after we issue and deliver preferred stock to a preferred stock depositary, the preferred stock depositary will issue the depositary receipts in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends on the preferred stock to the record holders of the depositary shares. Holders of depositary shares generally must file proofs, certificates and other information and pay charges and expenses of the depositary in connection with distributions.

If a distribution on the preferred stock is other than in cash and it is feasible for the depositary to distribute the property it receives, the depositary will distribute the property to the record holders of the depositary shares. If such a distribution is not feasible, the depositary, with our approval, may sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Withdrawal of Stock

Unless we have previously called the underlying preferred stock for redemption or the holder of the depositary shares has converted such shares, a holder of depositary shares may surrender them at the corporate trust office of the depositary in exchange for whole or fractional shares of the underlying preferred stock together with any money or other property represented by the depositary shares. Once a holder has exchanged the depositary shares, the holder may not redeposit the preferred stock and receive depositary shares again. If a depositary receipt presented for exchange into preferred stock represents more shares of preferred stock than the number to be withdrawn, the depositary will deliver a new depositary receipt for the excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by a depositary, the depositary will redeem the corresponding amount of depositary shares with funds it receives from us for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 days nor more than 60 days before the dated fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and any other amounts payable with respect to the preferred stock. If we intend to redeem less than all of the underlying preferred stock, we and the depositary will select the depositary shares to be redeemed on as nearly a pro rata basis as practicable without creating fractional depositary shares or by any other equitable method determined by us. All dividends relating to the shares of preferred stock called for redemption will cease to accrue on the first calendar day after the redemption date.

On the redemption date:

•	all dividends relating to the shares of preferred stock called for redemption will cease to accrue;
•	we and the depositary will no longer deem the depositary shares called for redemption to be outstanding; and
•	all rights of the holders of the depositary shares called for redemption will cease, except the right to receive any money payable upon the redemption and any money or other property to which the holders of the depositary shares are entitled upon redemption.

Voting of the Preferred Stock

When a depositary receives notice regarding a meeting at which the holders of the underlying preferred stock have the right to vote, it will mail that information to the holders of the depositary shares. Each record holder of depositary shares on the record date may then instruct the depositary to exercise its voting rights for the amount of preferred stock represented by that holder’s depositary shares. The depositary will vote in accordance with these instructions. The depositary will abstain from voting to the extent it does not receive specific instructions from the holders of depositary shares. A depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote, as long as any action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying preferred stock represented by the depositary share.

Conversion of Preferred Stock

Depositary shares will not themselves be convertible into common stock or any other securities or property of Synovus. However, if the underlying preferred stock is convertible, holders of depositary shares may surrender them to the depositary with written instructions to convert the preferred stock represented by their depositary shares into whole shares of common stock, other shares of our preferred stock or other shares of stock, as applicable. Upon receipt of these instructions and any amounts payable in connection with a conversion, we will convert the preferred stock using the same procedures as those provided for delivery of preferred stock. If a holder of depositary shares converts only part of its depositary shares, the depositary will issue a new depositary receipt for any depositary shares not converted. We will not issue fractional shares of common stock upon conversion. If a conversion will result in the issuance of a fractional share, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of a Deposit Agreement

Synovus and the depositary may amend any form of depositary receipt evidencing depositary shares and any provision of a deposit agreement. However, unless the existing holders of at least two-thirds of the applicable depositary shares then outstanding have approved the amendment, we and the depositary may not make any amendment that:

•	would materially and adversely alter the rights of the holders of depositary shares; or
•	would be materially and adversely inconsistent with the rights granted to the holders of the underlying preferred stock.

Subject to exceptions in the deposit agreement and except in order to comply with the law, no amendment may impair the right of any holders of depositary shares to surrender their depositary shares with instructions to deliver the underlying preferred stock and all money and other property represented by the depositary shares. Every holder of outstanding depositary shares at the time any amendment becomes effective who continues to hold the depositary shares will be deemed to consent and agree to the amendment and to be bound by the amended deposit agreement.

We may terminate a deposit agreement upon not less than 30 days’ prior written notice to the depositary if a majority of each series of preferred stock affected by the termination consents to the termination. Upon a termination of a deposit agreement, holders of the depositary shares may surrender their depositary shares and receive in exchange the number of whole or fractional shares of preferred stock and any other property represented by the depositary shares.

In addition, a deposit agreement will automatically terminate if:

•	we have redeemed all underlying preferred stock subject to the agreement;
•	a final distribution of the underlying preferred stock in connection with any liquidation, dissolution or winding up has occurred, and the depositary has distributed the distribution to the holders of the depositary shares; or

•	each share of the underlying preferred stock has been converted into other capital stock of Synovus not represented by depositary shares.

Expenses of a Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges and expenses arising in connection with a deposit agreement. In addition, we will generally pay the fees and expenses of a depositary in connection with the performance of its duties. However, holders of depositary shares will pay the fees and expenses of a depositary for any duties requested by the holders that the deposit agreement does not expressly require the depositary to perform.

Resignation and Removal of Depositary

A depositary may resign at any time by delivering to us notice of its election to resign. We may also remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and have a combined capital and surplus of at least $50 million.

Miscellaneous

The depositary will forward to the holders of depositary shares any reports and communications from us with respect to the underlying preferred stock.

Neither the depositary nor Synovus will be liable if any law or any circumstances beyond their control prevent or delay them from performing their obligations under a deposit agreement. The obligations of Synovus and a depositary under a deposit agreement will be limited to performing their duties in good faith and without negligence in regard to voting of preferred stock, gross negligence or willful misconduct. Neither Synovus nor a depositary must prosecute or defend any legal proceeding with respect to any depositary shares or the underlying preferred stock unless they are furnished with satisfactory indemnity.

Synovus and any depositary may rely on the written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary shares or other persons they believe in good faith to be competent, and on documents they believe in good faith to be genuine and signed by a proper party.

In the event a depositary receives conflicting claims, requests or instructions from us and any holders of depositary shares, the depositary will be entitled to act on the claims, requests or instructions received from us.

Depositary

The prospectus supplement will identify the depositary for the depositary shares.

Listing of the Depositary Shares

The applicable prospectus supplement will specify whether or not the depositary shares will be listed on any securities exchange.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities, subordinated debt securities or junior subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be named therein, as trustee. Senior debt securities will be issued under senior indentures. Subordinated debt securities will be issued under a subordinated indenture. Junior subordinated debt securities will be issued under a junior subordinated indenture. Each of the senior indentures, the subordinated indenture and the junior subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;
•	currencies; or
•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock, depositary shares or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Synovus, the trustees, the warrant agents, the unit agents or any other agent of Synovus, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

SELLING SHAREHOLDERS

We may register securities covered by this prospectus for re-offers and resales by any selling shareholder named in a prospectus supplement. We are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, which allows us to add secondary sales of shares of our common stock by any selling shareholder by filing a prospectus supplement with the SEC. We may register these shares to permit selling shareholders to resell their shares when they deem appropriate. Selling shareholders may resell all, a portion or none of their shares at any time and from time to time. Selling shareholders may also sell, transfer or otherwise dispose of some or all of their shares of our securities in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to registration of the shares of common stock owned by the selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders. We will provide you with a prospectus supplement naming the selling shareholder(s), the amount of securities to be registered and sold and any other terms of the securities being sold by the selling shareholder(s).

PLAN OF DISTRIBUTION

Synovus or the selling shareholders may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;
•	directly to a limited number of purchasers or to a single purchaser; or
•	through agents.

Any selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of common stock covered by this prospectus.

Each time we or the selling shareholders sell securities, we will provide a prospectus supplement that will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;
•	the purchase price of such securities and the proceeds to be received by Synovus, if any;
•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•	any initial public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Shares of common stock may also be exchanged for satisfaction of the selling shareholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.

If we, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions,
•	at a fixed public offering price or prices, which may be changed,
•	at market prices prevailing at the time of sale,
•	at prices related to prevailing market prices or
•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We may sell the securities directly or through agents from time to time. The selling shareholders might not sell any shares of common stock under this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us or by selling shareholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Synovus at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with Synovus to indemnification by Synovus against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Synovus and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the NYSE. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

LEGAL OPINIONS

The validity of the securities will be passed upon by Alston & Bird LLP, Atlanta, Georgia. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements of Synovus Financial Corp. and its subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$350,000,000

Synovus Financial Corp.

Fixed-Rate Reset Non-Cumulative
Perpetual Preferred Stock, Series E

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

Co-Managers

Sandler O’Neill + Partners, L.P.	Synovus Securities, Inc.

June 24, 2019